AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 2007

REGISTRATION STATEMENT NO. 333-135067

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED

SWEETSKINZ HOLDINGS, INC.
(NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

DELAWARE	3011	860893269
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NUMBER)

(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

33 ROCK HILL ROAD - SUITE 130
BALA CYNWYD, PENNSYLVANIA 19004
TEL: (610) 667-0900 FAX: (610) 667-0979

(AGENT FOR SERVICE OF PROCESS)

C/O CORPORATION SERVICE COMPANY
2704 COMMERCE DRIVE
HARRISBURG, PA 17110

TEL: (212) 299-5600

(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

33 ROCK HILL ROAD - SUITE 130
BALA CYNWYD, PENNSYLVANIA 19004
TEL: (610) 667-0900 FAX: (610) 667-0979

COPIES TO:
WILLIAM S. ROSENSTADT, ESQ.
RUBIN, BAILIN, ORTOLI LLP
405 PARK AVENUE
NEW YORK, NEW YORK 10022
TEL: (212) 935-0900
FAX: (212) 826-9307

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Title of each class of securities to be registered	Dollar Amount to be Registered	Proposed Maximum Offering Price(1)	Proposed Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value, to be registered on behalf of Selling Stockholders who hold 5% Convertible Secured Debentures	2,066,897	$1.00	$2,066,897	$221.16

(1)  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act").

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE HAVE FILED A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this Prospectus is not complete and is subject to change. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities in any state where the offer of sale is not prohibited.

SUBJECT TO COMPLETION, DATED [JANUARY 9, 2007]

PRELIMINARY PROSPECTUS
2,066,897 Shares
SWEETSKINZ HOLDINGS, INC.

Common Stock

This Prospectus relates to the public offering of up to 2,066,897 shares of common stock of SweetskinZ Holdings, Inc., a Delaware corporation, which shares may be sold from time to time by certain of our selling stockholders for their own accounts. These shares of common stock are issuable upon the conversion of outstanding debentures. Our common stock does not currently trade in an established public trading market or on any national securities exchange. Our common stock is currently quoted on the "Pink Sheets" under the symbol "SWZH." On January 5, 2007, the closing bid and ask prices quoted on the Pink Sheets for our common stock was $0.51 and $0.80, respectively.

The shares may then be sold at market prices or in privately negotiated transactions. The selling stockholders may offer and sell their shares of common stock on a continuous or delayed basis. The sales may be conducted in the open market or in privately negotiated transactions. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

There is no scheduled termination date for this offering. We are obligated under a registration rights agreement with certain selling stockholders to keep this offering open until _________ (eighteen months from now), unless prior to that date all securities in this offering are sold or can be sold under certain resale safe harbors or are no longer outstanding.

The shares of common stock being offered by this Prospectus involve a high degree of risk.

You should read the "Risk Factors" section beginning on Page 6 before you decide to purchase any of the common stock.

	Price Per Share	Aggregate Price	Proceeds to Us
Common stock underlying 5% Convertible Secured Debentures	$1.00	$2,066,897	$0

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Until________________, [90 days after effectiveness] all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to any dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS [JANUARY 9, 2007]

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
History and Background	1
Business	3
Marketing	3
Intellectual Property	4
Competition	4
Management and Employees	4
Our Offices	4

THE OFFERING	4
SECURITIES OFFERED BY SELLING STOCKHOLDERS	4
ESTIMATED USE OF PROCEEDS	4
RECENT FINANCING TRANSACTION	4
RISK FACTORS	5
WE MAKE ESTIMATES OF OUR FUTURE IN FORWARD-LOOKING STATEMENTS.	5

SUMMARY FINANCIAL DATA	6

RISK FACTORS	7
Risks Related to our Business	7
Risks Related to our Securities	11

DETERMINATION OF OFFERING PRICE	14

DILUTION	14

DIVIDEND POLICY	14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	14
Liquidity and Capital Resources	17

DESCRIPTION OF BUSINESS	21
The Company	21
Industry Background	21
Research and Development	23
Markets	23
Marketing and Sales Strategy	24
Intellectual Property	25
Competition	26
Employees	26
Property	26

MANAGEMENT	26
OFFICERS AND DIRECTORS	27
BACKGROUND OF EXECUTIVE OFFICERS, DIRECTORS AND SIGNIFICANT EMPLOYEES	27
COMPENSATION OF DIRECTORS	27
EMPLOYMENT AGREEMENTS	28

EXECUTIVE COMPENSATION	29
OPTION GRANTS DURING LAST FISCAL YEAR	30
SUMMARY OF 2006 STOCK OPTION PLAN	30
OTHER	32

CODE OF ETHICS	32

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	32

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	32

DESCRIPTION OF SECURITIES	35
GENERAL	35
COMMON STOCK	35
PREFERRED STOCK	36
FIVE YEAR 5% SENIOR CONVERTIBLE DEBENTURES	36
WARRANTS ISSUED IN CONNECTION WITH SECURITIES PURCHASE AGREEMENT	36
REGISTRATION RIGHTS AGREEMENTS	36
UNIT PURCHASE OPTIONS ISSUED IN CONNECTION WITH SECURITIES PURCHASE AGREEMENT	37
TRADING SYMBOL	37
DIVIDEND	37
SHARES ELIGIBLE FOR FUTURE SALE	38
TRANSFER AGENT AND REGISTRAR	38
RESALE RESTRICTIONS	38
PENNY STOCK CONSIDERATIONS	38

PLAN OF DISTRIBUTION	39
SHARES BEING REGISTERED ON THE SELLING STOCKHOLDERS' BEHALF	39

SELLING STOCKHOLDERS	40

LEGAL MATTERS	42

EXPERTS	42

WHERE YOU CAN FIND MORE INFORMATION	43

Index to Financial Statements	44

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus. This summary does not contain all of the information that you should consider before investing in the securities. You should read the entire Prospectus carefully, especially the risks of investing in the securities discussed under "Risk Factors" beginning on page 7.

OUR BUSINESS

History and Background

We were originally incorporated as TracTop Distributing Inc. in Canada on November 27, 1996, and have been in the development stage since our formation. As of August 7, 1997, the Company was re-domesticated in the State of Delaware, U.S.A. under the name NuPro Innovations, Inc. On December 14, 2005, the Company changed its name to SweetskinZ Holdings, Inc.

Between 1996 and 2002, the Company acquired the net assets of TrucTech, Inc. in a reverse merger and unsuccessfully attempted to develop and commercialize an automotive product and then a hybrid composite material and technology to be produced in a plant located in Mexico.

Following the death of the Company’s then Chief Executive Officer in 2002, and the subsequent September 2002 spin-off of its US based assets to certain shareholders, the Company discontinued its Mexican operations and wound down its business in the years thereafter. Accordingly, from 2002 through 2005, no commercial activities were conducted by the Company. As of May 2005, the Company had no assets and approximately $600,000 of liabilities. As of December 31, 2005, all but $9,000 of liabilities had been settled and the Company received releases therefore.

On May 9, 2005, our management at the time, consisting of Charles Green, President, and Larry McEvoy, Secretary appointed Joseph Meuse of Belmont Partners, LLC (“Belmont”), a Virginia LLC, to the Board and resigned their positions as officers and directors of the Company. Subsequently, on May 20, 2005, the Company entered into consulting contracts with Belmont Partners, LLC and SCI Consulting, Inc. (“SCI)”, a North Carolina corporation, to provide various services, including due diligence, corporate analysis, and merger and acquisition assistance.

In September 2005, the Company issued five million shares of restricted common stock to SCI Consulting for payment of a $20,000 debt owed by the Company under the above mentioned contract, effective June 1, 2005. In addition, in settlement of amounts due under the above mentioned contract, the Company issued 1 million shares of convertible, voting, preferred stock to Belmont Partners. The preferred shares had voting and conversion rights equal to 20:1, or 20 common shares for every preferred share converted. Upon the issuance of the preferred shares, the Company became controlled by its majority shareholder, Belmont.

In September 2005, Belmont Partners sold the shares of preferred stock to Alberdale Capital, LLC (“Alberdale”) for $148,000. At such time, Joseph Meuse resigned as the Company’s sole director and Christopher Bartle was elected sole Director.

In December 2005, Alberdale, as majority shareholder, affected an 800 to 1 reverse split and converted the preferred shares to common shares. Following which, there were an aggregate of 44,160 post split common shares outstanding. Thereafter, the Company issued an aggregate of 2,420,000 post split common shares to Alberdale in consideration for $32,000.

At the same time, the Company issued 35,000 post split common shares and accrued a liability of $10,000 to satisfy unpaid debts to third parties totaling approximately $606,000 owed by the Company. The $10,000 accrual was paid in January 2006 to the creditors who gave the Company general releases for all claims outstanding they may have had against the Company.

On October 12, 2005, we entered into a letter of intent to merge with SweetskinZ, Inc. (“Sweetskinz” and the “Merger”, respectively). In connection with the contemplated Merger, on December 14, 2005, we changed our name from NuPro Innovations, Inc. to SweetskinZ Holdings, Inc. Effective April 7, 2006, our recently formed, wholly owned subsidiary, SweetskinZ Holdings Merger Sub, Inc., merged with SweetskinZ with SweetskinZ being the surviving entity.

SweetskinZ has been developing its rubber membrane technology since its organization in Pennsylvania in December 1999 and has been in the development stage since inception. SweetskinZ is ready to commercially launch its first products into the bicycle market and derive its first sales there from.

In connection with the Merger, each outstanding share of SweetskinZ common stock was cancelled and converted into the right to receive .53111 share of our Common Stock. Each outstanding stock option to purchase SweetskinZ common stock was cancelled and converted into a stock option (or other convertible security) to purchase a .53111 share of our Common Stock. Immediately prior to the Merger, SweetskinZ had outstanding approximately $4.1 million of convertible promissory notes plus accrued interest (the “SweetskinZ Convertible Notes”) which amounts were converted into 4,100,000 shares of SweetskinZ common stock. Effective upon the Merger, each of these shares was cancelled and converted into .53111 share of our Common Stock or 2,186,198 shares. The effective cost to each former SweetskinZ note holder for each share of Common Stock of the Company was $1.88. Immediately upon the consummation of the Merger, the Company had approximately 7.6 million shares of Common Stock outstanding and options to purchase 3,721,619 shares of Common Stock at an exercise price of $1per share. SweetskinZ is now a wholly owned operating subsidiary.

In May 2006, we completed a private placement offering of 78.25 $50,000 units to accredited investors for an aggregate purchase price of $3,912,500. Each unit consisted of a 5% $50,000 five year convertible senior secured debenture (the “Debenture”) and 50,000 common stock purchase warrants. Each warrant (“Warrant”) is exercisable for a period of three years at an exercise price of $1.15 per share. Certain of the investors provided bridge loans to the Company prior to the closing of the private placement. In consideration therefore, such investors were entitled to invest in the private placement at a discounted offering price. As a consequence, the Company has outstanding $4,133,793 Debentures and 4,133,793 Warrants. See “Description of Securities.”

The parties to the merger agreement made typical and customary representations, warranties and covenants to each other. In order to secure the representations, warranties and covenants of SweetskinZ Holdings,, Inc. and SweetskinZ Holdings Merger Sub, Inc., Belmont and Alberdale entered into an Indemnification Agreement, dated as of May 3, 2006, among SweetskinZ, Inc., Belmont, Alberdale and us. Pursuant to the indemnification agreement, Belmont and Alberdale agreed to indemnify us and SweetskinZ, Inc. in connection with (i) any breach by us or SweetskinZ Holdings Merger Sub, Inc. of any representation, warranty or covenant made by such parties in the merger agreement or (ii) any breach by us of any representation, warranty or covenant contained in the securities purchase agreement dated May 3, 2006. As security for their indemnification obligations under the indemnification agreement, Belmont and Alberdale granted and assigned to us and SweetskinZ, Inc a security interest in 275,000 shares of our common stock held by Belmont and Alberdale (75,000 shares beneficially held by Belmont and 200,000 shares beneficially held by Alberdale). Under the indemnification agreement, the liability of Belmont and Alberdale only applies to claims for indemnification made on or prior to 4 months from the effectiveness of the registration of which this Prospectus forms a part. Additionally, indemnification obligations of Belmont and Alberdale are limited to the shares granted to us and SweetskinZ, Inc. as security under the indemnification agreement.

Effective upon the Merger, SweetskinZ senior management became senior management of the Company, including Andrew Boyland becoming Chief Executive Officer and a Director and Yann Mellet becoming Chairman of the Board and Chief Technology Officer. SweetskinZ outside counsel, William Rosenstadt, was also elected to the Board. Christopher Bartle, who became the sole director of the Company in October 2005, remained on the Board.

The Company realized gross proceeds of $3,912,500 from the placement before a commission to the placement agent. The net proceeds will be used for general working capital purposes including inventory, marketing, sales and product development programs related to the SweetskinZ™ line of bicycle tires. The debentures and the warrants were not registered under the Securities Act of 1933, as amended, and may not be offered or resold absent registration or an applicable exemption from registration requirements. The private placement was exempt from the registration requirements of the federal securities laws promulgated by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D. The securities were offered and sold only to “accredited investors,” as that term is defined by Rule 501 of Regulation D.

The May 2006 private placements of the debentures and the common stock are sometimes collectively hereafter referred to as the “Private Placements.”

Oceana Partners LLC, a registered broker-dealer and a member of the NASD, initiated and structured our merger with SweetskinZ, Inc and was issued 500,000 shares of our common stock in consideration therefore. In addition, Oceana Partners LLC served as the placement agent in our Private Placements. As compensation for serving as the placement agent, Oceana Partners received $200,000 and a unit purchase option (“UPO”) to purchase 200,000 units, each unit (“Unit”) consisting of (i) one share of our common stock and (ii) a warrant to purchase one share of our common stock at an exercise price of $1.15 per share. The unit purchase option is exercisable for $1 per Unit. The UPO provides for an equity block such that no holder can be deemed to hold more than 4.99% of the Company. In addition, Oceana Partners will receive an amount equal to 4% of any cash received by us on the exercise of the Warrants sold in the offering.

Oceana and Alberdale are two privately held entities owned by Courtlandt G. Miller and Mark Leininger.

David Nelson, a shareholder and former President of SweetskinZ, Inc., received compensation of $11,718.75 and 26,719 unit purchase options as above described above. Mr. David Nelson is not a registered broker-dealer. Mr. Nelson was president of Sweetskinz, Inc. for approximately four years preceding the merger at a salary of $120,000 per year. As a cost saving effort for a company that was experiencing cash flow problems at the time, Mr. Nelson agreed to be compensated in common stock. Subsequent to the Merger, we paid Mr. Nelson the consideration referenced above as a token for his efforts in the past. We have no obligations to Mr. Nelson on a past or going forward basis.

For a description of employment contracts with executive officers, please refer to the section entitled Executive Compensation - Employment Contracts.

Yann Mellet our Chief Technology Officer and Chairman of the Board, founded SweetskinZ and was its principal shareholder, Chairman of the Board and Chief Executive Officer. Following the Merger, Mr. Mellet is the beneficial owner of 4,238,347 shares of our common stock and vested options representing 44% of our outstanding shares. Mr. Mellet is party to an agreement with us wherein he has agreed not sell more than 5% his shares during any three month period until September 30, 2008.

The description of our business in this Prospectus describes the business previously conducted, and to be conducted, by SweetskinZ. Unless the context indicates otherwise, all references in this Prospectus to “we,” “our,” “us” or the “company” refer on a consolidated basis to SweetskinZ Holdings, Inc. and of SweetskinZ, Inc.

Business

We have developed, what we believe to be, the only manufacturing methodology which imbues pneumatic tires with any type of durable color graphic, design or logo, adding new and original dimensions of style to the traditional black or white walled tire. In addition, we are able to produce tires with greatly enhanced reflectivity and tires that virtually glow in the dark during dusk. Our proprietary process prints any combination of colors and graphics and places reflective beads in any design on an ultra-light, highly durable, screen-printed rubberized membrane that is permanently bonded under high heat to the tire surface during the late stages of the manufacturing process. The finished product is a single or multi-colored design and/or reflective tire that has all of the durability and performance characteristics of a traditional black or white walled tire. Graphics can be muted or bright using multiple ranges of color saturation with virtually no limit to pattern options from subtle to highly graphic designs, permitting consumers of all ages and lifestyles to express themselves. We intend to continue to expand the number of choices taking the lead with our own creative innovations that integrate style, safety enhancement and performance which respond to the needs and suggestions of our customers, vendors, and business partners. Our process can be used in the manufacture of any type of pneumatic tire, including bicycle, motorcycle/moped, wheelchair, all terrain vehicle, golf/utility, car, truck and military.

Marketing

We have recently commenced commercialization of our business and, as the first market for our products, have initially targeted bicycle tires in North America and thereafter Europe and Japan, in which an aggregate of approximately 140 million tires are sold annually. Thereafter, we intend to develop products for the motorcycle, automotive and truck markets in those geographic markets.

Our marketing strategy is to develop our SweetskinZ™ tires as a new fashion statement with a safety enhancement component, gaining maximum share in the BMX, Mountain and Trekking/Commuter classes, in particular. An early goal is to introduce the products to the public and key market segments, including specialty bicycle retailers (“SBRs”), original equipment manufacturers (“OEMs”) and distributors, in North America and Canada.

Intellectual Property

We have devoted the last five years and expended over $5 million in research and development and related activities in perfecting our proprietary process. We have developed a body of trade secrets and know how related to the production of our colorized, reflective tires. These trade secrets and know how include, among other things, specialized knowledge of polymer interaction and the manufacture and use of specialty dies as related to the processes of making our tires. We have taken and will continue to take active steps to protect the secrecy of our intellectual capital.

Competition

We are not aware of any technology or competitor that offers the unlimited range of color and graphics on pneumatic tires that we offer. However, there are some companies that offer alternatives to SweetskinZ in the stylized tire market and there may be more competitors in the future. For a more detailed explanation see “Competition” on pg. 23 herein.

Management and Employees

We believe we have attracted the key personnel, including senior management, necessary to commercialize our product and drive our sales in accordance with our business plan. Accordingly, we do not anticipate additional meaningful hires for the foreseeable future. As of January 5, 2007 we had twelve full-time employees, eight in the United and four in Thailand.

Our Offices

Our executive offices are located at 33 Rock Hill Road - Suite 130, Bala Cynwyd, Pennsylvania 19004. Our telephone number is (610) 667-0900. We maintain a website at www.SweetskinZ.com.

THE OFFERING

SECURITIES OFFERED BY SELLING STOCKHOLDERS

	Price Per Share	Aggregate Price	Proceeds to Us
Common stock underlying 5% Convertible Secured Debentures	$1.00	$2,066,897	$0

There will be 9,713,857 shares of Common Stock outstanding after the offering assuming maximum number of shares sold.

We will bear all the costs and expenses associated with the preparation and filing of this registration statement.

ESTIMATED USE OF PROCEEDS

We will not receive any proceeds from the issuance of the shares being registered pursuant to this registration statement as the shares underlie the 5% convertible secured debentures and any conversion of such debt will merely be an extinguishment of such debt.

RECENT FINANCING TRANSACTION

In May 2006, we completed private placement offerings of an aggregate of Seventy-Eight and One-Quarter (78.25) $50,000 units to accredited investors for an aggregate purchase price of $3,912,500. Each unit consisted of a 5% $50,000 five-year convertible senior secured debenture (“Debenture”) and 50,000 common stock purchase warrants. Each warrant (“Warrant”) is exercisable for a period of three years at an exercise price of $1.15 per share. Certain of the investors provided bridge loans to us prior to the closing of the private placement. In consideration therefore, such investors were entitled to invest in the private placement at a discounted offering price. As a consequence, we have outstanding $4,133,793 Debentures and 4,133,793 Warrants.

In addition we issued a unit purchase option to our placement agent, Oceana Partners LLC, which grants Oceana the right to purchase 200,000 units at a price of $1.00 per unit, each unit consisting of one share of common stock and a warrant to purchase one share of common stock for a five-year period from June 13, 2006, at a price of $1.15 per share.

The May 2006 private placements of the debentures and the common stock are sometimes collectively hereafter referred to as the “Private Placements.”

RISK FACTORS

For a discussion of the risks you should consider before investing in our shares, read the "Risk Factors" section.

WE MAKE ESTIMATES OF OUR FUTURE IN FORWARD-LOOKING STATEMENTS.

The statements contained in this Prospectus that are not historical fact are "forward-looking statements," which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should," or "anticipates," the negatives thereof or other variations thereon or comparable terminology, and include statements as to the intent, belief or current our expectations with respect to the future operations, performance or position. These forward-looking statements are predictions. We cannot assure you that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to our business, which, although currently considered reasonable by us, may not be realized. Because of the number and range of the assumptions underlying our forward-looking statements, many of which are subject to significant uncertainties and contingencies beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this Prospectus. These forward-looking statements are based on current information and expectation, and we assume no obligation to update them at any stage other than as required under the federal securities laws. Therefore, our actual experience and results achieved during the period covered by any particular forward-looking statement may differ substantially from those anticipated. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by us or any other person that these estimates will be realized, and actual results may vary materially. We cannot assure that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

SUMMARY FINANCIAL DATA

Set forth below are summaries of the (i) un-audited consolidated statement of operations of SweetskinZ Holdings, Inc. and Subsidiary for the nine months ended September 30, 2006, (ii) un-audited consolidated statement of operations of SweetskinZ Holdings, Inc. and Subsidiary for the year December 31, 2005 (giving effect to the merger with SweetskinZ, Inc. as of such date), and (iii) selected information derived from the un-audited consolidated balance sheet of SweetskinZ Holdings, Inc. and Subsidiary as of September 30, 2006 (giving effect to the merger with SweetskinZ, Inc. as of such date), all of which are included elsewhere in this prospectus. You should read the following information together with the "Management's Discussion and Analysis of Financial Conditions and Results of Operations" section of this prospectus as well as with the financial statements and the notes presented therewith contained in this prospectus.

Statement of Operations Data
(Dollar amounts and share data)

	Nine months Ended September 30, 2006	Year Ended December 31, 2005
Revenues	2,690	1,070
Net (Loss)	(3,538,751)	(1,331,440)
(Loss) Per Common Share	(0.52)	(0.26)
Weighted Average Number of Common Shares Outstanding	6,451,800	5,123,878

BALANCE SHEET DATA

September 30, 2006
Working Capital (Deficit)	(2,131,170)
Total Assets	2,014,192
Total Liabilities	3,841,841
Stockholders’ (Deficit)	(1,827,649)

See Financial Statements.

RISK FACTORS

Risks Related to our Business

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

Investors could lose their entire investment. Prospective investors should carefully consider the following factors, along with the other information set forth in this Prospectus, in evaluating Holdings, its business and prospects before purchasing the common stock.

WE WILL RUN OUT OF CAPITAL BY MARCH 31, 2007 IF WE HAVE NOT OBTAINED ADDITIONAL FINANCING OR HAVE EXPERIENCED A SIGNIFICANT INCREASE IN CUSTOMER PURCHASES AND CORRESPONDING CASHFLOW.

If we do not: (i) obtain additional financing or (ii) experience a significant increase in customer purchases and corresponding cash flow, we will run out of capital by March 31, 2007. We have no commitments for financing, and we cannot be sure that any financing will be available in a timely manner, on terms acceptable to us, or at all. Further, any equity financing could reduce ownership of existing stockholders and any borrowed money could involve restrictions on future capital raising activities and other financial and operational matters. If we were unable to obtain financing as needed, we could be bankrupt.

CONCENTRATED OWNERSHIP OF OUR COMMON STOCK MAY ALLOW CERTAIN SECURITY HOLDERS TO EXERT SIGNIFICANT INFLUENCE IN CORPORATE MATTERS WHICH MAY BE ADVERSE TO THE PUBLIC INVESTOR.

Prior to the issuance of shares offered hereby, Mr. Yann Mellet, our Chief Technology Officer, owned 3,426,474 (45%) of our outstanding common stock and held vested and unvested options to acquire an additional 999,308 shares. If those selling stockholders holding the 5% convertible secured debentures including all interest thereon and associated warrants exercise all of their conversion and purchase rights, Mr. Mellet will own approximately 22.6% of our outstanding shares of common stock. Such concentrated control allows Mr. Mellet to exert significant influence in matters requiring approval of our stockholders. As Mr. Mellet holds such a large percentage of the outstanding common stock, he is in a position to direct the corporation in ways which may not ultimately be in the stockholders’ best interest. For example, a control person in Mr. Mellet's position could enter into business arrangements with third parties affiliated with Mr. Mellet, which may not be on equal terms with such arrangements with independent third parties.

WE HAVE BEEN INCURRING LOSSES FROM OPERATIONS SINCE OUR INCEPTION IN 1999 AND AT SEPTEMBER 30, 2006 HAD AN ACCUMULATED DEFICIT OF $(8,849,400).

As of September 30, 2006, our stockholders' equity and working capital deficit was $(1,827,649) and $(2,131,170), respectively. Although the Company raised $3,912,500 in cash in May 2006, because the cash was raised by issuing convertible debentures and because of past significant losses, the Company presently has a stockholder’s equity deficit. There can be no assurance that the convertible debenture holders will voluntarily convert their debt to equity, and there can be no assurance that the conditions necessary to force conversion of the debentures to equity will ever occur. As a result, there can be no assurance that the Company can raise additional cash via either equity offerings or borrowings in the future.

OUR AUDITOR’S HAVE EXPRESSED THEIR CONCERN ABOUT THE COMPANY’S ABILITY TO CONTINUE AS A GOING CONCERN.

S.E. Clark & Company P.C, the auditor of SweetskinZ Holdings, Inc. prior to the merger with SweetskinZ, Inc. has expressed the concern that the accumulation of losses and shortage of capital raise substantial doubt about our ability to continue as a going concern for the periods ending December 31, 2002 through 2005, respectively. Further, Morison Cogen LLP, our current auditor, has expressed the same going concern for the periods ending December 31, 2004 and 2005, as well as for the nine months ending September 30, 2006. A going concern means that in the opinion of the auditor, there is a substantial doubt that the Company will succeed in its business objectives without raising additional capital or undergoing a material change in its business operations.

THE 5% CONVERTIBLE DEBENTURES RESTRICT THE COMPANY FROM RAISING ADDITIONAL CAPITAL AND TAKING OTHER EFFORTS TO IMPROVE OUR FINANCIAL POSITION

The 5% Convertible Debentures issued to the Company’s recent investors require the Company to reduce the conversion price of such debentures in the event the Company issues common stock or its equivalent at a price of less than $1 during the period the debentures remain unconverted. Further, the Company may not repay loans or issue dividends other than in limited circumstances during the period in which the debentures remain unconverted, which can be as long as 5 years. Such restrictions may make it more difficult for the Company to raise money in the future so long as the debentures remain outstanding.

WE MAY ENTER INTO RELATIONSHIPS WHICH REQUIRE US TO SURRENDER RIGHTS TO CERTAIN OF OUR TECHNOLOGIES, PRODUCT DEVELOPMENT PROJECTS OR EXISTING MARKETS

If we are unable to raise capital through equity sales or borrow capital commercially reasonable terms we may seek to enter into arrangements with collaborative partners or others that may require us to surrender rights to certain of our technologies, product development projects or existing markets. If such event occurs we may suffer revenue losses or the market may have a negative perception about the Company which may cause or stock price to perform poorly.

WE WILL BE SUCCESSFUL ONLY IF WE ARE ABLE TO DEVELOP A NEW AND RAPIDLY EVOLVING MARKET IN WHICH CONSUMERS WHO HAVE TRADITIONALLY USED BLACK OR WHITE WALLED PNEUMATIC TIRES ELECT TO PURCHASE THE COMPANY’S MULTI-COLORED, MULTI-PATTERNED TIRES.

For us to grow and be successful, consumers who have historically purchased black pneumatic tires or white wall tires will need to elect to purchase and use our colorized tires. It is impossible to predict to what degree our product will gain market acceptance. Many of the factors influencing consumers’ willingness to purchase our product are outside of our control. Consequently, it is possible that consumers will never utilize our product to the degree necessary for us to generate significant revenues or achieve profitability.

WE ARE AN EARLY-STAGE BUSINESS VENTURE WITH A LIMITED OPERATING HISTORY AND ANTICIPATED OPERATING LOSSES.

We have had no active business since 2002 and SweetskinZ has been a development stage company with no revenues since its inception in December 1999. We have a very limited operating history from which to evaluate our business and prospects. As a result, in part, of our limited operating history and the emerging nature of the market in which we compete, we anticipate incurring operating losses until such time as we can develop a substantial continuing revenue base.

Given this lack of operating history, the emerging nature of the market in which we compete, and the risks typically associated with such markets, to be successful we must, among other things: attract consumers to our products; enhance our brand name; develop new product and service offerings; attract, integrate, retain and motivate qualified personnel; and adapt to meet changes in our markets and competitive developments. We may not be successful in accomplishing these objectives.

OUR BUSINESS MODEL FOCUSES INITIALLY ON THE BICYCLE MARKET IN NORTH AMERICA AND SALES TO MAJOR NATIONAL DISTRIBUTORS, ORIGINAL EQUIPMENT MANUFACTURERS AND TIRE MANUFACTURERS IN THAT MARKET. THERE IS NO ASSURANCE WE WILL BE SUCCESSFUL IN THIS ENDEAVOUR.

In the bicycle aftermarket, our business model depends on our entering into distribution agreements with distributors that sell aftermarket bicycle tires to retailers throughout North America of which there are approximately 20 substantive distributors. We have not yet secured any agreements with any distributors and there can be no assurance that these agreements will actually materialize.

In addition, we intend to attract as customers original equipment manufacturers (“OEM’s”) of bicycles and bicycle tires. There can be no assurance that we will successfully attract and retain distributors, OEM’s and tire manufacturers in sufficient quantity as to allow us to realize meaningful and growing revenues.

ONCE ESTABLISHED IN THE BICYCLE TIRE MARKET, WE INTEND TO SELL OUR PRODUCTS IN OTHER LARGE GEOGRAPHIC MARKETS IN EUROPE AND JAPAN AND TO OTHER LARGE VERTICAL MARKETS SUCH AS MOTORCYCLE, AUTOMOTIVE AND TIRE MARKETS. THERE IS NO ASSURANCE WE WILL BE SUCCESSFUL IN THESE ENDEAVORS.

Once we establish ourselves in the bicycle tire market, we intend to sell our products to other large geographic markets in Europe and Japan and to other large vertical markets such as the motorcycle, automotive and truck markets. There is no assurance we will be successful in these endeavors.

HIGHER RAW MATERIAL AND ENERGY COSTS MAY MATERIALLY ADVERSELY AFFECT OUR FUTURE OPERATING RESULTS AND FINANCIAL CONDITION.

Raw material costs increased significantly in 2004 and 2005 and have continued to increase in 2006, driven by increases in costs of oil and natural rubber. Market conditions may prevent us from passing these increased costs on to our customers through timely price increases. Additionally, higher raw material costs around the world may continue to hinder our ability to fully realize our turnaround strategy. As a result, higher raw material and energy costs may result in declining margins and operating results.

OUR INTERNATIONAL OPERATIONS HAVE CERTAIN RISKS THAT MAY MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS.

For the foreseeable future, our products will be produced in Asia and shipped to North America. Currently our products are being produced in Thailand and Taiwan. International operations and shipping of products are subject to certain inherent risks, including generally:

•	exposure to local economic conditions;

•	potential adverse changes in the diplomatic relations of foreign countries with the United States;

•	hostility from local populations and insurrections;

•	adverse currency exchange controls;

•	restrictions on the withdrawal of foreign investment and earnings;

•	withholding taxes and restrictions on the withdrawal of foreign investment and earnings;

•	labor regulations;

•	expropriations of property;

•	the potential instability of foreign governments;

•	risks of renegotiation or modification of existing agreements with governmental authorities;

•	export and import restrictions; and

•	other changes in laws or government policies.

The likelihood of such occurrences and their potential effect on us vary from country to country and are unpredictable.

Specifically, as our “skins” are delivered to the tire manufacturer in a raw state they are less stable and need to be handled carefully until they are cured in the final product. In the event the “skins” are mishandled in transit or storage, they could be rendered unusable and we would suffer revenue losses as a result.

WE FACE RISKS RELATED TO HEALTH EPIDEMICS AND OTHER OUTBREAKS.

Our business could be adversely affected by the effects of avian flu, SARS or another epidemic or outbreak. Thailand has reported a number of cases of SARS and there have been reports on the occurrences of avian flu in various parts of Thailand, including a few suspected human cases. Any prolonged recurrence of avian flu, SARS or other adverse public health developments in Thailand or Taiwan may have a material adverse effect on our business operations. These could include our ability to travel or ship our products outside of Thailand and Taiwan, as well as temporary closure of the manufacturing facilities which produce our products. Such closures or travel or shipment restrictions would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian flu, SARS or any other epidemic.

OUR SUCCESS IS DEPENDENT ON OUR MANAGEMENT.

The development of our business and operations is dependent upon the efforts and talents of our senior management, including Yann Mellet, our Founder and Chief Technology Officer, Andrew Boyland, our Chief Executive Officer, David Anderson, our Chief Financial Officer and others. While we intend to maintain “key person” life insurance policies on Mssrs. Mellet and Boyland, in the event of a tragic incident whereby we lose one or more of their services, we could find ourselves in a very precarious position without the ability or management skill to overcome it.

WE MAY HAVE DIFFICULTY IN ESTABLISHING AND MAINTAINING A RETAIL STORE NETWORK.

Our business model depends greatly on our ability to place our product on retail shelves for availability to consumers. In order to compete effectively, gain market share and generate sufficient revenues, we must establish and maintain a retail store network. Our targeted retailers are very protective of their limited shelf space. Our business model depends on our and our distributors being able to convince retailers that they will benefit from adding our products to their inventory. If stores and distributors are unwilling or unable to do so, we will not be able to sell sufficient quantities of product. This failure would have a material adverse effect on our ability to generate sufficient revenues.

Our failure to develop, maintain and continually improve our distribution network could give rise to a loss of market share or an inability to attain sufficient market share and could have a material adverse effect on our ability to generate revenues.

OUR BRAND MAY NOT ACHIEVE THE BROAD RECOGNITION OR LOYALTY NECESSARY FOR SUCCESS.

We believe that broad recognition and a favorable retailer and consumer perception of our brand are essential for future success. Accordingly, we intend to pursue an aggressive marketing strategy, which will include direct marketing, advertising, promotional programs, and public relations activities to both the retail and consumer audiences. These initiatives will involve significant expense. If this brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues.

To increase awareness of our brand, we will need to continue to spend significant amounts on our marketing efforts. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotional expenses. Even if brand recognition increases, the number of consumers purchasing our products may not increase. Also, even if the number of new customers increases, those customers may not use our products on a regular basis and the constant identification of new customers must be successful to ensure increasing profitability.

WE MAY BE UNABLE TO SUCCESSFULLY IMPLEMENT OUR GROWTH STRATEGY. IF WE ARE SUCCESSFUL IN IMPLEMENTING OUR GROWTH STRATEGY, WE MAY BE UNABLE TO SUCCESSFULLY MANAGE THE RESULTING GROWTH.

Our growth strategy is dependent upon our ability to increase sales and profit margins through the implementation of our business plan. Implementation of our business plan will depend in large part on our ability to:

•	successfully integrate new products from time to time;

•	establish agreements with retailers, which are not yet in place;

•	maintain and expand sales and distribution channels;

•	obtain adequate financing on favorable terms to fund this growth strategy in the future;

•	develop and expand our customer base;

•	develop new business and products;

•	maintain existing customers with a strong customer service system;

•	improve financial and management systems;

•	hire and retain highly skilled management, employees and consultants; and

•	establish brand identity and successfully implement our marketing campaigns.

Our failure with respect to any or all of these factors could impair our ability to successfully implement our growth strategy, which could have a material adverse effect on our ability to increase revenue and create profits.

If we are successful in implementing our business plan and growth strategy, the anticipated future growth of the business could place a significant strain on our managerial, operational and financial resources. We cannot assure you that management would effectively manage a significant growth in our business. The failure to adequately manage growth would adversely affect our ability to increase revenues and grow profits.

WE DO NOT HAVE THE ABILITY TO CONTROL THE VOLATILITY OF SALES.

Our business is dependent on selling our products in a volatile consumer oriented marketplace. The retail consumer industry, by its nature, is very volatile and sensitive to numerous economic factors, including competition, market conditions, and general economic conditions. None of these conditions are within our control. Accordingly, there can be no assurance that we will have stable or growing sales, and otherwise maintain profitability, in the volatile consumer marketplace.

WE MAY BE UNABLE TO REACT TO MARKET CHANGES.

Our success is partially dependent upon our ability to develop our market and our ability, or lack thereof, to change our business model as may be necessary to adjust to changing markets and conditions. Our ability to successfully implement our business model as well as our ability to modify or change our business model to fit the needs of a changing market place are critical factors to our success, and our inability to do this can have a material adverse effect on our business and financial condition.

OUR BUSINESS IS CURRENTLY BASED ON ONE TECHNOLOGY

Our business is currently based on one technology and, therefore, our revenues and overall ability to grow and obtain profitability are directly tied to that technology. If we were to lose the use of that technology for any reason, our revenues would decline and we would have no other revenue stream available to offset such decline. In addition, in the event competitors were able to develop a competing membrane technology and commercialize a competing line of pneumatic tires, our business would be adversely affected.

A SUCCESSSFUL PRODUCT LIABILITY CLAIM COULD REQUIRE US TO PAY SUBSTANTIAL DAMAGES AND RESULT IN HARM TO OUR BUSINESS REPUTATION.

Our products are consumer products, and the marketing and distribution of such products involve the risk of product liability and similar claims. We carry product liability insurance in amounts we believe to be reasonable in light of the risks associated with our products. However, there can be no assurances that such coverage would be adequate to provide for any claims that may arise against us, or that any particular claim would be covered by our insurance. A successful claim brought against us could require us to pay substantial damages and result in harm to our business reputation, cause our products to be removed from the market or otherwise adversely affect our business and operations. Even if claims are ultimately unsuccessful, our business may be adversely affected by expenditure of personnel time and legal costs associated with defending such claims.

Risks Related to our Securities

TRADING OF OUR COMMON STOCK IS LIMITED, WHICH MAY MAKE IT DIFFICULT FOR YOU TO SELL YOUR SHARES AT TIMES AND PRICES THAT YOU FEEL ARE APPROPRIATE.

Our Common Stock does not currently trade in an established public trading market. Our Common Stock is currently quoted and traded on the Pink Sheets, an unorganized, inter-dealer quotation system that provides significantly less liquidity than the OTC Bulletin Board, NASDAQ small-cap market or the national securities exchanges. In addition, trading in our Common Stock has been extremely limited. This limited trading adversely effects the liquidity of our Common Stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us.

A SUBSTANTIAL NUMBER OF SHARES OF OUR OUTSTANDING COMMON STOCK WILL BECOME IN THE FUTURE, FREELY TRADABLE WITHOUT RESTRICTION. FUTURE SALES OF THESE SHARES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

Assuming the issuance of 50% of all of the shares underlying the 5% convertible secured debentures and further assuming that the investors receive 2,066,897 shares in exchange for the conversion of those debentures, of the 9,713,857 million shares of Common Stock which will be outstanding, approximately 2,066,897 shares will be freely tradable without restriction. Accordingly, our stockholders will have the ability to sell significant amounts of our Common Stock. Sales of our Common Stock in the public market following the registration of such shares may have a negative impact on our stock price and also may make it more difficult for us to raise funds through sales of equity or equity-related securities in the future at a time and price that our management deems acceptable or at all.

OUR STOCK PRICE IS, AND WE EXPECT IT TO REMAIN, VOLATILE, WHICH COULD LIMIT YOUR ABILITY TO SELL OUR STOCK AT A PROFIT.

The volatile price of our stock will make it difficult for investors to predict the value of their investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price of our Common Stock. These include, but are not limited to:

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents;

•	regulatory developments in the United States and foreign countries;

•	economic or other crises and other external factors;

•	period-to-period fluctuations in our revenues and other results of operations;

•	changes in financial estimates by securities analysts; and

•	sales of our Common Stock.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and for smaller companies in particular, has experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS WHICH MAY RESULT IN A SUBSTANTIAL LOSS OF REVENUE IF SUCH RIGHTS ARE CHALLENGED.

Although we have been granted a “method” patent by the United States Patent and Trademark Office as well as similar offices in Thailand, Taiwan and additional foreign jurisdictions and have other applications pending, we have certain intellectual property rights which are not protected including, among others:

•	Ink Compositions;

•	The Colorization process by which we imprint such designs on our membranes; and

•	Other related proprietary information.

To protect our rights to our intellectual property, we will rely on a combination of trademark and copyright law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners and others. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Effective trademark, copyright and trade secret protection may not be available. Further, we may never receive sufficient patent protection from the jurisdictions in which we produce and sell our products. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition.

ASSUMING THE SHARES OFFERED HEREBY BE SOLD AT $1.00 PER SHARE, PURCHASERS OF SUCH SHARES WILL INCUR IMMEDIATE SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF APPROXIMATELY $0.98 OR 98% PER SHARE. FURTHER, THE PRICE OF THE SHARES MAY BE HIGHER OR LOWER IN THE EVENT THE SELLING STOCKHOLDERS SELL THEIR SHARES.

Certain of our present stockholders who hold 7,646,960 shares have acquired their respective equity interests at an average price of $0.598 per share. Accordingly, the public investors will bear a disproportionate risk of loss per share in relation to such present stockholders as the price paid by the Selling Stockholders is $1.00 per share. The Selling Stockholders may not wait for the company’s shares to be listed on the OTC-Bulletin Board prior to selling some or all of the shares being registered by this Prospectus and that the price may be higher or lower as a result.

WE MAY FACE LIABILITY IN CONNECTION WITH THE REGISTRATION RIGHTS AGREEMENT TO WHICH WE ARE A PARTY

In connection with the securities purchase agreement, on May 3, 2006, we entered into a registration rights agreement, pursuant to which we agreed to file a shelf registration statement covering the resale of the shares of our common stock issued under the securities purchase agreement and upon the exercise of the warrants issued under the securities purchase agreement no later than May 15, 2006, and to use our best efforts to cause such registration statement to be declared effective no later than 135 days after such date. In addition, pursuant to the terms of the registration rights agreement, we must use our best efforts to keep the shelf registration statement continuously effective under the Securities Act until the earlier of (i) the date when all the securities covered by the registration rights agreement have been sold, (ii) the expiration of the period referred to in Rule 144(k) promulgated under the Securities Act with respect to all securities covered by the registration rights agreement that are held by non-affiliates, (iii) two years from the date the registration statement of which this Prospectus is a part is first declared effective by the Securities and Exchange Commission or (iv) the date when no securities covered by the registration rights agreement are outstanding.

If we (i) fail to file the registration statement required under the registration rights agreement, or fail to have it declared effective by the SEC, in either case, by the dates required under the registration rights agreement, or (ii) with certain exceptions, such a registration statement ceases for any reason to remain continuously effective as to all securities for which it is required to be effective, or the investors are not permitted to utilize the Prospectus therein to resell such securities for in any such case 10 consecutive calendar days or more than an aggregate of 15 calendar days during any 12 month period, the registration rights agreement provides that we must pay to the holder of registrable securities liquidated damages in an amount equal to 1% of the aggregate purchase price paid by such holder pursuant to the securities purchase agreement for any registrable securities held by such holder on the date of such default, and on each monthly anniversary of such date (if the applicable default shall not have been cured by such date), we must pay to each holder liquidated damages equal to 1% of the aggregate purchase price paid by such holder pursuant to the securities purchase agreement for any registrable securities then held by such holder. The liquidated damages apply on a daily pro-rata basis for any portion of a month prior to the cure of a default. In lieu of cash, at our option, such liquidated damages may be paid in shares of our common stock valued at 85% of the average ten-day trading price for the ten-day period ended upon the date the registration statement to which this Prospectus is a part is declared effective by the SEC. If we elect to pay such liquidated damages in shares of common stock, the shares must be issued pursuant to an effective registration statement at the time they are transferred to the respective holders.

As we filed our registration statement on June 14, 2006, the Company has incurred a partial liquidated damages liability of $41,337.93, payable in cash or common shares to the debenture holders (at the rate of 1%). In addition, as the registration statement was not declared effective within the 135 day period commencing on May 15, 2006 (which would be September 27, 2006) the Company is at risk for addition partial liquidated damages. To the extent that the filing is declared effective after September 27, 2006, the partial liquidated damages liability is $62,006.90, payable in cash or common shares to the debenture holders (at the rate of 1.5%) for every 30 day period for which the filing in not effective.

WE ARE SUBJECT TO THE “PENNY STOCK RULES,” WHICH MAY RESULT IN A LOWER LEVEL OF TRADING ACTIVITY FOR OUR STOCK.

Because we may be subject to the "penny stock" rules, the level of trading activity in our stock may be reduced. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders have the right to convert their debt to shares of our common stock at a price of $1.00 per share. Our stock is presently listed on the Pink Sheets electronic exchange. We intend to list our common stock on the OTC-Bulletin Board but cannot guarantee when or if that will occur. The Selling Stockholders have indicated that they may sell their shares prior to a listing on the OTC-Bulletin Board at market price or in privately negotiated transactions. The Selling Stockholders may offer and sell their shares of common stock on a continuous or delayed basis. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders nor will we control or determine the price at which the shares are sold.

DILUTION

The issuance of the shares being registered by this Prospectus will dilute our common stock and may ultimately lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the adjusted net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by 9,713,857 the number of outstanding shares of common stock.

The net tangible book value of our common stock as of September 30, 2006, was $ (1,909,384) or approximately $(0.25) per share. Thus, as of September 30, 2006, the net tangible book value per share of common stock owned by our current stockholders would have increased by $2,066,897 or $0.27 per share after giving effect to this offering and the purchasers of the shares offered hereby, assuming a price of $1.00 per share, would have incurred an immediate dilution of $0.98 per share from the offering price.

In the future, we may issue additional shares, options and warrants, and we may grant stock options to our employees, officers, directors and consultants under our stock option plan, all of which may further dilute our net tangible book value.

DIVIDEND POLICY

Holders of common stock are entitled to dividends when, as and if declared by our Board of Directors out of funds legally available therefore. We have never declared or paid any cash dividends and currently do not intend to pay cash dividends in the foreseeable future on our shares of common stock. We intend to retain earnings, if any, to finance the development and expansion of our business. Payment of future dividends on our common stock will be subject to the discretion of our Board of Directors and will be contingent on future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends on our common stock will ever be paid.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes thereto and other financial information appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements relating to future events or our future financial performance. These forward-looking statements involve certain risks, uncertainties and assumptions. In light of these risks and uncertainties, the forward-looking events discussed in this report might not occur. Our actual financial results and performance may differ materially from those anticipated. Factors that may cause actual results or events to differ materially from those contemplated by the forward-looking statements include, among other things, the matters set forth under the caption "Risk Factors."

You are cautioned not to place undue reliance on forward-looking statements contained in this prospectus as they speak only as of the date of the prospectus. We undertake no obligation to publicly update or revise any forward-looking statements other than as required under the federal securities laws, whether as a result of new information, future events or otherwise.

History and Background

We were originally incorporated as TracTop Distributing Inc. in Canada on November 27, 1996, and have been in the development stage since our formation. As of August 7, 1997, the Company was re-domesticated in the State of Delaware, U.S.A. under the name NuPro Innovations, Inc. On December 14, 2005, the Company changed its name to SweetskinZ Holdings, Inc.

Between 1996 and 2002, the Company acquired the net assets of TrucTech, Inc. in a reverse merger and unsuccessfully attempted to develop and commercialize an automotive product and then a hybrid composite material and technology to be produced in a plant located in Mexico.

Following the death of the Company’s then Chief Executive Officer in 2002, and the subsequent September 2002 spin-off of its US based assets to certain shareholders, the Company discontinued its Mexican operations and wound down its business in the years thereafter. Accordingly, from 2002 through 2005, no commercial activities were conducted by the Company. As of May 2005, the Company had no assets and approximately $600,000 of liabilities. As of December 31, 2005, all but $9,000 of liabilities had been settled and the Company received releases therefore.

On May 9, 2005, our management at the time, consisting of Charles Green, President, and Larry McEvoy, Secretary appointed Joseph Meuse of Belmont Partners, LLC (“Belmont”), a Virginia LLC, to the Board and resigned their positions as officers and directors of the Company. Subsequently, on May 20, 2005, the Company entered into consulting contracts with Belmont Partners, LLC and SCI Consulting, Inc. (“SCI)”, a North Carolina corporation, to provide various services, including due diligence, corporate analysis, and merger and acquisition assistance.

In September 2005, the Company issued five million shares of restricted common stock to SCI Consulting for payment of a $20,000 debt owed by the Company under the above mentioned contract, effective June 1, 2005. In addition, in settlement of amounts due under the above mentioned contract, the Company issued 1 million shares of convertible, voting, preferred stock to Belmont Partners. The preferred shares had voting and conversion rights equal to 20:1, or 20 common shares for every preferred share converted. Upon the issuance of the preferred shares, the Company became controlled by its majority shareholder, Belmont.

In September 2005, Belmont Partners sold the shares of preferred stock to Alberdale Capital, LLC (“Alberdale”) for $148,000. At such time, Joseph Meuse resigned as the Company’s sole director and Christopher Bartle was elected sole Director.

In December 2005, Alberdale, as majority shareholder, effected an 800 to 1 reverse split and converted the preferred shares to common shares. Following which, there were an aggregate of 44,160 post split common shares outstanding. Thereafter, the Company issued an aggregate of 2,420,000 post split common shares to Alberdale in consideration for $32,000 and services rendered.

At the same time, the Company issued 35,000 post split common shares and accrued a liability of $10,000 to satisfy unpaid debts to third parties totaling approximately $606,000 owed by the Company. The $10,000 accrual was paid in January 2006 to the creditors who gave the Company general releases for all claims outstanding they may have had against the Company.

On October 12, 2005, we entered into a letter of intent to merge with SweetskinZ, Inc. (the “Merger”). In connection with the contemplated Merger, on December 14, 2005, we changed our name from NuPro Innovations, Inc. to SweetskinZ Holdings, Inc. Effective April 7, 2006, our recently formed, wholly owned subsidiary, SweetskinZ Holdings Merger Sub, Inc., merged with SweetskinZ with SweetskinZ being the surviving entity.

SweetskinZ, Inc. (“SweetskinZ”) has been developing its rubber membrane technology since its organization in Pennsylvania in December 1999 and has been in the development stage since inception. SweetskinZ is ready to commercially launch its first products into the bicycle market and derive its first sales there from.

In connection with the Merger, each outstanding share of SweetskinZ common stock was cancelled and converted into the right to receive .53111 share of our Common Stock. Each outstanding stock option to purchase SweetskinZ common stock was cancelled and converted into a stock option (or other convertible security) to purchase a .53111 share of our Common Stock. Immediately prior to the Merger, SweetskinZ had outstanding approximately $4.1 million of convertible promissory notes plus accrued interest (the “SweetskinZ Convertible Notes”) which amounts were converted into 4,100,000 shares of SweetskinZ common stock. Effective upon the Merger, each of these shares was cancelled and converted into .53111 share of our Common Stock or 2,186,198 shares. The effective cost to each former SweetskinZ note holder for each share of Common Stock of the Company was $1.88. Immediately upon the consummation of the Merger, the Company had approximately 7.6 million shares of Common Stock outstanding and options to purchase 3,721,619 shares of Common Stock at an exercise price of $1per share. SweetskinZ is now a wholly owned operating subsidiary.

In May 2006, we completed a private placement offering of 78.25 $50,000 units to accredited investors for an aggregate purchase price of $3,912,500. Each unit consisted of a 5% $50,000 five year convertible senior secured debenture (the “Debenture”) and 50,000 common stock purchase warrants. Each warrant (“Warrant”) is exercisable for a period of three years at an exercise price of $1.15 per share. Certain of the investors provided bridge loans in the aggregate amount of $800,000 to the Company prior to the closing of the private placement. Such bridge loans were converted into units at an average price of $0.783 per unit. In consideration therefore, such investors were entitled to invest in the private placement at the discounted offering price. As a consequence, the Company has outstanding $4,133,793 Debentures and 4,133,793 Warrants. See “Description of Securities.”

The May 2006 private placements of the debentures and the common stock are sometimes collectively hereafter referred to as the “Private Placements.”

Results of Operations

We had no operating business until April 7, 2006, when our wholly-owned subsidiary, Sweetskinz Holdings Merger Sub, Inc. merged with Sweetskinz, Inc. As of the effective date of the merger, which was April 1, 2006, the business of Sweetskinz, Inc. became our business.

Comparison of the Year Ended December 31, 2005 and December 31, 2004

For the year ended December 31, 2005, we had sales of $1,070, as compared to $2,651 for the year ended December 31, 2004, a decrease of $1,581. Cost of goods sold for the year ended December 31, 2005 was $423, as compared to $1,812 for year ended December 31, 2004, a decrease of $1,389.

Research and development expenses increased to $368,813 for the year ended December 31, 2005 from $220,198 for the year ended December 31, 2004, an increase of $148,615. This resulted from the development of the product and process nearing completion and focusing our efforts on that objective.

Rent expense increased to $114,551 for the year ended December 31, 2005 from $97,000 for the year ended December 31, 2004, an increase of $17,551. This resulted from a normal increase for the office space in Philadelphia as well as initial rent for facilities in Thailand.

For the year ended December 31, 2005, our selling, general and administrative expenses increased to $543,961 from $267,857 for the year ended December 31, 2004, an increase of $276,104. This increase was primarily due to increased legal expenses, professional fees and consulting expenses related to raising short-term funds as well as the planned merger with the Company. Additionally, payroll increased as we finalize development of the process to produce our product.

Interest expense for the year ended December 31, 2005 increased to $304,809 from $234,954 for the year ended December 31, 2004, an increase of $69,855. This resulted from an increase in convertible notes payable of $1,384,090.

Comparison of the Year Ended December 31, 2004 and December 31, 2003

For the year ended December 31, 2004, we had sales of $2,651, as compared to $24,382 for the year ending December 31, 2003, a decrease of $21,731. Cost of goods sold for the year ended December 31, 2004 was $1,812, as compared to $18,309 for the year ended December 31, 2003, a decrease of $16,497. Cost of goods sold decreased as a result of the corresponding decrease in sales.

Research and development expenses increased to $220,198 for the year ended December 31, 2004 from $220,073 for the year ended December 31, 2003, an increase of $125.

Our rent expense was $97,000 for the year ended December 31, 2004 as compared to $107,589 for the year ended December 31, 2003, a decrease of $10,589.

Our selling, general and administrative costs aggregated $267,857 for the year ended December 31, 2004 as compared to $284,194 for the year ended December 31, 2003, a decrease of $16,337. The decrease was primarily due to efforts to conserve cash by reducing overhead and office expenses.

Interest expense for the year ended December 31, 2004 increased to $234,954 from $189,959 for the year ended December 31, 2003, an increase of $44,995. This resulted from an increase in convertible notes payable of $743,900.

Liquidity and Capital Resources

Our cash balance at December 31, 2005 of $99,991 was $58,551 more than $41,440 as of December 31, 2004. Working capital at December 31, 2005 was $(4,912,906), representing a decrease in working capital of $1,296,714 from December 31, 2004. This increase in cash and decrease in working capital relates principally to the proceeds from the issuance of convertible notes payable of $1,384,090, the associated increase in accrued interest of $211,901 and the net loss of $1,331,440 for the year ended December 31, 2005.

After taking into effect the conversion into equity of the outstanding SweetskinZ convertible notes and accrued interest thereon, working capital would have been ($353,258) as at December 31, 2005.

Our cash balance at December 31, 2004 of $41,440 was $35,006 more than the $6,434 as of December 31, 2003. Working capital at December 31, 2004 was $(3,616,192), representing a decrease in working capital of $847,653 from December 31, 2003. This increase in cash and decrease in working capital relates principally to the proceeds from the issuance of convertible notes payable of $743,900, the associated accrued interest of $159,722 and the net loss of $819,169 for the year ended December 31, 2004.

Cash flow from operations, since inception, has been and continues to be negative. We will continue to expend funds in excess of our revenues during the balance of the current year. We continue to evaluate and monitor our ongoing expenses. Our cash flow used in operations for the year ended December 31, 2005 was $977,758, an increase of $402,873. We are conserving our limited cash resources in order that we may continue our limited operations.

Our current policy is to invest our cash reserves in bank deposits, certificates of deposit, commercial paper, corporate notes, U.S. government instruments or other investment-grade quality instruments.

There can be no assurance that we will be able to commercialize our technologies or that profitability will ever be achieved. We expect that our operating results will fluctuate significantly from year to year in the future and will depend on a number of factors, most of which are beyond our control.

Results of Operations

Comparison of the Three Months Ended September 30, 2006 and September 30, 2005

For the three months ended September 30, 2006, we had sales of $2,606, as compared to $228 for the three months ended September 30, 2005, an increase of $2,378. This increase was due to the commencement of sales of Sweetskinz tires during the last week of September 2006. During the three months ended September 30, 2006, we sold a total of 154 bicycle tires versus a total of 16 bicycle tires sold during the three months ended September 30, 2005, an increase of 138 tires. Cost of goods sold for the three months ended September 30, 2006 was $1,206, as compared to $104 for three months ended September 30, 2005, an increase of $1,102.

For the three months ended September 30, 2006, our consulting expenses increased to $40,706 from $31,012 for the three months ended September 30, 2005, an increase of $9,694. This increase in consulting expenses was primarily due consulting fees incurred in Thailand. For the three months ended September 30, 2006, our legal expenses increased to $79,635 from $10,000 for the three months ended September 30, 2005, an increase of $69,635. This increase in legal expenses was primarily due to the increased legal costs related to the filing of the first amendment to our SB-2 registration statement with the SEC; increased legal costs related to new business contracts including our new office lease and distributor agreements; and incorporation of our operations in Thailand.

Research and development expenses decreased to $54,769 for the three months ended September 30, 2006 from $69,633 for the three months ended September 30, 2005, a decrease of $14,864. This decrease was due to a slight decline in research and development efforts because of the successful move from small scale to large scale manufacturing production.

Officers’ salaries expense increased to $155,383 for the three months ended September 30, 2006 from $0 for the three months ended September 30, 2005, an increase of $155,383. This increase in officers’ salaries and wages was primarily due to (1) the then sole officer of the Company agreed to forego all of his compensation for the three months ended September 30, 2005 due to a lack of funds, and in return for a future grant of stock options; and (2) the number of non-Research and Development officers had increased to four, including a Chief Executive Officer, a Chief Financial Officer, a Vice-President of Sales and a Vice-President of Marketing, for the three months ended September 30, 2006.

Rent expenses increased to $33,385 for the three months ended September 30, 2006 from $24,830 for the three months ended September 30, 2005, an increase of $8,555. This increase was primarily due to the renting of an apartment in Bangkok and the renting of an apartment near our Bala Cynwyd office, both of which were for the purposes of reducing our travel expenses.

For the three months ended September 30, 2006, our selling, general and administrative expenses increased to $462,959 from $156,561 for the three months ended September 30, 2005, an increase of $306,398. This increase in selling, general and administrative expenses was primarily due to two non-managerial employees who had agreed to forego substantially all of their compensation the first nine months of 2005 due to a lack of funds, and in return for a future grant of stock options; and the focusing of the business on selling and marketing activities during the three months ended September 30, 2006.

Interest expense for the three months ended September 30, 2006 increased to $102,006 from $69,487 for the three months ended September 30, 2005, an increase of $32,519. This increase is primarily due to the interest on the debentures which were issued in May 2006.

Other income for the three months ended September 30, 2006 increased to $21,765 from $0 for the three months ended September 30, 2005, an increase of $21,765. This increase in other income was due to interest earned on funds raised.

Comparison of the Nine Months Ended September 30, 2006 and September 30, 2005

For the nine months ended September 30, 2006, we had sales of $2,690, as compared to $655 for the nine months ended September 30, 2005, a increase of $2,035. This increase was due to the commencement of sales of Sweetskinz tires during the last week of September 2006. During the nine months ended September 30, 2006, we sold a total of 156 bicycle tires versus a total of 38 bicycle tires sold during the nine months ended September 30, 2005, an increase of 118 tires. Cost of goods sold for the nine months ended September 30, 2006 was $1,221, as compared to $237 for nine months ended September 30, 2005, an increase of $984.

For the nine months ended September 30, 2006, our consulting expenses increased to $262,255 from $75,870 for the nine months ended September 30, 2005, an increase of $186,385. This increase in consulting expenses was primarily due to the increased consulting costs related to raising funds as well as the planned Merger. For the nine months ended September 30, 2006, our legal expenses increased to $218,956 from $13,069 for the nine months ended September 30, 2005, an increase of $205,887. This increase in legal expenses was primarily due to the increased legal costs related to raising funds as well as the planned Merger; the filing of our SB-2 registration and amended statements with the SEC; increased legal costs related to new business contracts including our new office lease and distributor agreements; and incorporation of our operations in Thailand.

Research and development expenses increased to $155,871 for the nine months ended September 30, 2006 from $128,641 for the nine months ended September 30, 2005, an increase of $27,230. This resulted from additional research and development effort required due to both a switch to a new primary tire supplier, and due to the research and development efforts required to move from small scale production to much larger scale production.

Officers’ salaries expense increased to $350,533 for the nine months ended September 30, 2006 from $0 for the nine months ended September 30, 2005, an increase of $350,533. This increase in officers’ salaries and wages was primarily due to (1) the then sole officer of the Company agreed to forego all of his compensation during the first nine months of 2005 due to a lack of funds, and in return for a future grant of stock options; and (2) the number of non-Research and Development officers had increased to four, including a Chief Executive Officer, a Chief Financial Officer, a Vice-President of Sales and a Vice-President of Marketing, during the first nine months of 2006.

Rent expenses increased to $89,156 for the nine months ended September 30, 2006 from $81,830 for the nine months ended September 30, 2005, an increase of $7,326. This increase was primarily due to the renting of an apartment in Bangkok and the renting of an apartment near our Bala Cynwyd office, both of which were for the purposes of reducing our travel expenses.

For the nine months ended September 30, 2006, our selling, general and administrative expenses increased to $1,111,368 from $288,600 for the nine months ended September 30, 2005, an increase of $822,768. This increase in selling, general and administrative expenses was primarily due to increased professional fees related to raising funds as well as the planned Merger; two non-managerial employees who had agreed to forego substantially all of their compensation the first nine months of 2005 due to a lack of funds, and in return for a future grant of stock options; the addition of a third non-managerial employee in July 2005; and the focusing of the business on selling and marketing activities during the first nine months of 2006.

Interest expense for the nine months ended September 30, 2006 increased to $1,401,835 from $251,839 for the nine months ended September 30, 2005, an increase of $1,149,996. This increase is primarily due to the immediate expensing of beneficial conversion rights associated with the warrants issue in conjunction with the debentures as well as interest on the debentures.

Other income for the nine months ended September 30, 2006 increased to $49,754 from $0 for the nine months ended September 30, 2005, an increase of $49,754. This increase in other income was due to interest earned on funds raised as well as the settlement of a debt for less than the full amount.

Liquidity and Capital Resources

Our cash and short-term investments balance at September 30, 2006 of $1,321,648 was $1,221,657 more than the $99,991 cash balance as of December 31, 2005. Working capital at September 30, 2006 was $(2,131,170), representing an increase in working capital of $2,781,736 from December 31, 2005. This increase in cash and working capital relates principally to the proceeds from the issuance of convertible debentures payable of $4,133,793 in May 2006, and the conversion of existing convertible notes payable and associated accrued interest payable of $4,559,648 to equity.

Cash flow from operations, since inception, has been and continues to be negative. We will continue to expend funds in excess of our revenues during the balance of the current year. We continue to evaluate and monitor our ongoing expenses. Our cash flow used in operations for the three months ended September 30, 2006 was $238,692, a decrease of $55,590 as compared to cash flow used in operations for the three months ended September 30, 2005. Our cash flow used in operations for the nine months ended September 30, 2006 was $2,908,297, an increase of $2,252,734 as compared to cash flow used in operations for the nine months ended September 30, 2005.

We will run out of capital by March 31, 2007. In order to preserve capital we have begun: (i) discussions with vendors seeking to obtain additional time for payment of outstanding accounts payable; (ii) seeking factors and others willing to purchase or lend against outstanding accounts receivable at that time; and (iii) instituting other reasonable measures to preserve cash flow. If, by that date, we have not obtained additional financing or had a significant increase in customer purchases and corresponding cash flow, we will be forced to take some or all of the following steps to preserve cash flow: (i) reduce staff; (ii) cease production of additional products; (iii) immediately cease use of outside consultants and other professionals, as is practical; and (iv) institute product price reductions and offer discounts for early payment to customers and prospective customers. We may also attempt to obtain funds through arrangements with collaborative partners or others that may require us to surrender rights to certain of our technologies, product development projects, certain products or existing markets.

We do not have any committed sources of additional financing and there can be no assurance that additional funding will be available on acceptable terms, if at all. If adequate funds are not available, our business, financial condition, and results of operations will be materially and adversely affected.

In addition, future capital requirements and the adequacy of available funds will depend on numerous factors, including the successful commercialization of our existing products, cost of filing, prosecuting, defending and enforcing any current and future patent claims and other intellectual property rights, competing technological and market developments, and the building of strategic alliances for the development and marketing of our products. In the event our plans change or our assumptions change or prove to be inaccurate or the funds available prove to be insufficient to fund operations at the planned level (due to further unanticipated expenses, delays, problems or otherwise), we could be required to obtain additional funds through equity or debt financing, through strategic alliances with corporate partners and others, or through other sources in order to bring our products through to commercialization.

Our current policy is to invest our cash reserves in bank deposits, certificates of deposit, commercial paper, corporate notes, U.S. government instruments or other investment-grade quality instruments.

There can be no assurance that we will be able to commercialize our technologies or that profitability will ever be achieved. We expect that our operating results will fluctuate significantly from year to year in the future and will depend on a number of factors, most of which are beyond our control.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to investors.

DESCRIPTION OF BUSINESS

The Company

The Company has developed the only manufacturing methodology which imbues tires with any type of durable color graphic, design or logo, adding new and original dimensions of style to the traditional black or white walled tire. In addition, SweetskinZ is able to produce tires with greatly enhanced reflectivity and tires that virtually glow in the dark during dusk. The Company’s proprietary process prints any combination of colors and graphics and places reflective beads in any design on an ultra-light, highly durable, screen-printed rubberized membrane that is permanently bonded under high heat to the tire surface during the late stages of the manufacturing process. The finished product is a single or multi-colored design and/or reflective tire that has all of the durability and performance characteristics of a traditional black or white walled tire. Graphics can be muted or bright using multiple ranges of color saturation with virtually no limit to pattern options from subtle to highly graphic designs, permitting consumers of all ages and lifestyles to express themselves. We intend to continue to expand the number of choices taking the lead with creative innovations that integrate style, safety enhancement and performance which respond to the needs and suggestions of customers, vendors, and business partners. The process can be used in the manufacture of any type of tire, including bicycle, motorcycle/moped, wheelchair, all terrain vehicle, golf/utility, car, truck and military.

The Company has devoted the last five years, and expended over $5 million in cash in research and development and related activities, in perfecting its proprietary process. The Company has begun producing colorized bicycle tires and has targeted the North America, Europe and Japan bicycle market, in which approximately 150 million tires are sold annually in the original equipment (“OEM”) and after markets, as its first markets for its product. We intend to develop products for the motorcycle, automotive and truck markets in those geographic markets as well in the next 12 months.

We have launched our own premium and mass market lines of bicycle tires for the Mountain Bike, BMX, Road and Trekking/Commuter categories to immediately establish our innovative and unique tires in the bicycle marketplace. Further, we are contemplating designing and selling semi-finished colorized membranes to other bicycle tire manufacturers and OEM’s which may wish to introduce their own line of color tires. In other vertical markets, such as the motorcycle, auto and truck markets, we intend to work with existing OEM’s and manufacturers of tires in those markets rather than launch its own line of tires. In such case, we will design and produce the semi-finished membranes in accordance with customer requirements. That customer would then purchase the membranes from us and then utilize the membranes in manufacturing their tires.

Our current products do not require any specific Federal, state or local approvals. To the extent that we develop other products in the near future, we will be responsible for obtaining any necessary governmental approvals. We have not yet begun commercial development of any contemplated future products and do not know currently what government regulations will be required for any future products we develop.

At present, we do not anticipate that we will be required to comply with any Federal, state or local environmental laws. Accordingly, we do not anticipate incurring any costs related to this.

Industry Background

Historically, pneumatic tires were manufactured in hundreds of plants located throughout the world. However, within the past 30 years this pattern has changed significantly, so that today the vast majority of tire plants are located in Asia. As a result, 20 to 30 Asian companies manufacture 90 percent of the name-brand tires sold globally. This economy of scale and a low wage pool of employees permit these large manufacturers to offer relatively low prices for manufactured pneumatic goods.

The geographic centralization of tire production, coupled with low Asian labor costs, has created an opportunity which we, utilizing our proprietary membrane technology, intend to exploit. Because we intend to out-source the manufacturing process to Asian manufacturers, we seek to avoid inordinate investment capital necessary to manufacture tires ourselves. In this way, we will seek to enjoy relatively comparable tire manufacturing costs as potential competitors while offering a completely original and innovative product.

SweetskinZ Tire Product Description

The SweetskinZ™ bicycle tire product line consists of four designs that permit consumers of all ages and lifestyles to express themselves. We intend to continue expanding the number of color and pattern choices that integrate style, safety enhancement and performance which respond to the needs and suggestions of SweetskinZ’s customers, vendors, and business partners.

The goal is to design and manufacture both a premium and a general consumer tire line to the highest performance standards. We would like our products to be known for their performance characteristics as much as their look.

Current Product Line Development

Our proprietary technology and processes allows us to imbue a tire with virtually any multi-colored design, including photographic images, logos, patterns and text in all fonts. Graphics can be muted or bright using multiple ranges of color saturation with virtually no limit to pattern options from the most subtle to highly graphic designs. We are able to produce tires with greatly enhanced reflectivity and tires that virtually glow in the dark during dusk. Based on these innovations, we see potential in the ability of our products to promote safety and style. The tires can also become an advertising and promotional medium.

Over the past four years, SweetskinZ has displayed its concept and prototype tires at Interbike, the largest bike show in the United States and the Taipei Bike show, an important industry manufacturer show. As a result, we have accumulated valuable industry feedback which helped us to further refine our products. We “soft” launched our first line of tires at Interbike 2003. The tires were made available to the industry only for evaluation purposes by independent bicycle dealers (“IBD’s”), bicycle manufacturers and professional athletes. Since then, we have developed both a premium line and a lower cost, general consumer line of tires.

Our product launch is dependent upon production and delivery. Currently, we have approximately 60,000 tires in our warehouse ready for delivery to our customers. We formally launched our products in late September at the Interbike Show with introduction of tires for mountain bikes, BMX/Freestyle bikes and Trekking/Commuter/commuter bikes. Our initial product launch consisted of 4 different patterns. Our tires are available through traditional IBD’s as well as through our internet website (SweetskinZ.com).

Premium Product Offering

Our premium line is offered at a small premium to similar retail prices of equivalent Michelin and Continental tires with similar performance specifications and materials, but lacking our innovative styling. We continue to research and develop new and better manufacturing systems to improve upon our unique product.

Mountain Bikes

Mountain bike tires (“MBT”) are manufactured with high-tenacity nylon casing cord that enhances the tire’s strength and gives a smooth ride quality. Additionally, we are using a unique blend of natural and synthetic rubber with a high content of aramid monofilament (Kevlar™ type fibers). The natural rubber content offers superior wet traction and the high-fiber content provides long wear, both key features for mountain bikers.

BMX

The premium BMX tire line was designed with feedback from professional riders. The tires are designed with enhanced ramp and curb resistance and a wraparound tread design that seeks to provide traction at all angles and in all directions. We believe that our 120 PSI bead system provides one of the highest inflation pressures available in any 20” tire. These features are designed to allow BMX riders to execute their stunts without fear of tire problems.

Trekking/Commuter

The market for Trekking/Commuter bikes is a fast growing segment of the industry. Men and women of all ages purchase or rent this class of bicycle for everyday or vacation use. A common characteristic that Trekking/Commuter riders share is the desire to exercise while having fun. In cities, the Trekking/Commuter bike is a sensible, healthy transportation alternative. The Trekking/Commuter rider can enjoy this activity for a much smaller entry cost than many sports, including competitive bikers. This has been a large factor in its appeal.

Road

Road tires represent the smallest category of tires sold in the United States. Although it is important that we offer a full line of bicycle tires covering all major types we have delayed producing SweetskinZ™ Road tires until we are more established in our target markets.

General Consumer Product Offering

We have developed general consumer tires for each of the bicycle categories set forth above. The goal is to offer a lower cost tire which offers the design and reflective features available on the premium tires but at approximately half the cost of the premium line. This is achieved by altering the material specifications and tread patterns to accommodate the average bicycle rider’s less stringent performance needs.

Research and Development

Since inception, we have conducted our research and development activities in the United States and Bangkok, Thailand. We currently employ four full-time employees in Thailand, including a Technical Manager and office staff.

Currently, all membrane production is outsourced with Thailand based providers. These vendors currently operate semi-automatic printing systems to produce and colorize the rubber membranes. It is anticipated that certain components of skin production and/or ink mixing and calendaring may be brought in-house within the next 2 years. At that time, additional equipment and personnel will be required to manage this operation. However, currently, SweetskinZ suppliers have sufficient capacity and expertise to provide the Company with all components required to deliver the finished product. We are designing a proprietary, automated, high speed, high volume printing system which we intend to build and install within the next 24 months. This step will allow us to produce greater volumes of our semi-finished rubber membranes more economically, in less time and better quality control.

Finished membranes are shipped to tire manufacturers located in Thailand. These manufacturers are industry leaders in the manufacture of bicycle and other types of tires and manufacture equivalent product offerings for Michelin, Continental, Dunlop and other well known tire brands.

Our design staff consists of both our employees and third party free-lance designers. Typically a graphic design is first hand sketched and then produced in electronic form. The final design is electronically conveyed to our Bangkok office for production. We also develop proprietary tire tread designs in our Bala Cynwyd office, which tread designs are sent electronically to a mold making manufacturer in Taiwan. The final molds are then delivered to the specified tire manufacturing plant.

Markets

We have recently commenced commercialization of our business and, as our first market for our products, have initially targeted bicycle tires in North America and thereafter Europe and Japan, in which an aggregate of approximately 150 million tires are sold annually. Thereafter, we intend to develop products for the motorcycle, automotive and truck markets in those geographic markets.

Our marketing strategy is to develop the SweetskinZ™ tires as a new fashion statement with a safety enhancement component, gaining maximum share in the BMX, Mountain and Trekking/Commuter classes, in particular. An early goal is to introduce the products to the public and key market segments, including specialty bicycle retailers, original equipment manufacturers and distributors, in North America and Canada. Specifically, we plan to simultaneously approach specialty bicycle retailers and independent bicycle dealers and have formalized relationships with a number of the specialty bicycle retailers, independent bicycle dealers and distributors. Finally, original equipment manufacturers will be targeted in early 2007 for inclusion in their 2008 product lines.

Target Sales Market Categories

Primary Target Markets

Specialty Bicycle Retailers (SBR)

SBRs are retailers which focus all or a significant portion of their business on the sales of bicycles and/or bicycle related parts and accessories. This group includes over 4,000 independent bicycle dealers plus approximately a dozen “big box” sporting goods retailers (Dick’s Sporting Goods, Gart Brothers, The Sports Authority, etc.) and also e-retailers or catalogue businesses (Performance, Nashbar, JensonUSA, Colorado Cyclist, etc.).

Distributors

Most SBRs purchase inventory from various independent wholesale distributors (rather than directly from OEMs) and aftermarket manufacturers. We will initially focus sales efforts on these distributors in the United States and Canada in an attempt to build a broad distribution network. A number of factors may influence our choice of distributor including the distributor’s sales territory, reputation within the industry, size, creditworthiness, breadth of product offerings, information technology system in support of their SBR clients and its marketing and sales prowess to the SBRs. Ideally, the goal is to work with the leading 15 distributors nationally.

Secondary Target Market

Original Equipment Manufacturers

Certain domestic and international OEM bicycle companies have expressed initial interest in specifying SweetskinZ tires as original equipment on their bicycles. We plan to enter into agreements with certain of these companies. Since OEM orders will typically require custom designs of tread and/or color patterns, OEM orders will be done on a quote for specification basis.

The initial focus will be on the larger domestic companies, such as Trek, Phat, Raleigh, Giant and Fuji. It is our view that the United States’ market drives the world market in style and trends which allows us to possibly leverage domestic initial penetration into foreign markets. A number of OEM bicycle companies operate distribution divisions, such as Trek, Giant, Specialized and Pacific. These are prime prospects to become part of SweetskinZ distributor network. They may sell tires from our stock product line or their own proprietary designs. At this time, no formal contracts and/or negotiations are underway with any OEM. However, a number of the OEMs have expressed interest and/or are in early stage discussions with the Company.

In the Fall of 2003 at the industry trade show, Interbike, the Company introduced the first line of tires to the independent bicycle dealers. Over 400 dealers attending the show bought and took delivery of the first generation of our tires. The Company learned through a phone survey conducted by it over the following months, that although the dealers loved the concept and the tires, they thought the tires were too expensive and asked the Company to provide the same product at a more competitive price point. The Company then undertook to do just that and developed a lower cost model that was more competitive with the black tires then being offered in the market.

Direct to Consumers

Our primary focus is to sell SweetskinZ products through retail channels. However, when local dealers are not convenient or if a customer wishes to purchase online, we will provide this service through its website, www.SweetskinZ.com. Retail prices will be slightly higher on the web than SBR’s suggested retail price, to avoid the appearance of direct competition with them. Because on-line sales allow us to capture a much greater portion of the retail dollars, gross margins are substantially higher in direct to consumer sales. We operate our own website which is connected to an unrelated third party provider actually filling our web based orders.

Tertiary Target Markets

Mass Merchants

Selling to mass retailers in the United States (i.e. Wal-Mart, K-Mart, Target, etc.) is difficult and demanding. Gross margins can be less as the mass retailers leverage their size. While we intend to eventually seek to sell to such customers, they are not our initial focus.

Advertising and Promotions Market

One potential use for SweetskinZ product is as a new advertising and promotions medium. Company names and brand logos, in any choice of design and color, can be fused into our bicycle, auto and truck tires, providing a highly visible, unique and permanent billboard for the advertised product or service. Such business may develop but is not an initial focus of ours.

Marketing and Sales Strategy

SweetskinZ product is innovative and transformational with strong visual appeal that makes for compelling media stories. In limited past attendances at trade shows, the product attracted the attention and interest of a large number of the attending SBR’s and distributors as well as media interest.

Creating the “SweetskinZ” brand is a primary goal for us. Publicity in print and electronic media and product placement in movies and television will be important brand building factors. For example, the X-Games actively promote fashion-conscious trends as is evidenced in the X-Games sales of a broad array of BMX paraphernalia. Other primary targets will be product reviews in both cycling specific and general consumer magazines and articles in the Style or Tech sections of periodicals and newspapers. Additionally, we will attempt to be the subject of TV, radio and Internet interviews and news stories, positive word of mouth and other forms of free publicity. All of these activities are designed to attempt to raise consumer awareness of and demand for the “SweetskinZ” brand.

Advertising - Bicycle Industry

SweetskinZ intends to target prospective consumer customers by placing advertisements in trade magazines and through the Internet. The ads will be designed to be a part of a larger marketing initiative. Bicycle industry magazines SweetskinZ is likely to advertise in include Bicycling Magazine, Mountain Bike Magazine, Bike Magazine, BMX Plus!, Ride BMX and Transworld BMX. In addition, we will advertise in Bicycle Retailer, a publication whose readers are industry retailers, OEM’s and after market participants in the industry.

Competitions and Sponsorships

We will seek to have a strong presence at important BMX and MTB cycling events and shows such as the X Games, the Gravity Games and Sea Otter. We will position the SweetskinZ line of tires as a fashion trend with high performance characteristics, which will allow cyclists to express their individuality and compete effectively at the same time. Recent X-Games were televised in 150 countries with approximately 200 hours of cable broadcasting in the United States. We believe that the X-Games and other “action sports” festivals and games (e.g. Gravity Games) are, in part, counter-cultural sporting events where style and aesthetics are just as important as performance and from which fans have been known to take fashion cues from their favorite athletes.

An objective is to sign leading BMX and MTB athletes who are perceived to have trend setting qualities. Athlete sponsorships in the BMX and MTB disciplines are relatively inexpensive compared to more main stream sports athletes. Along these lines, we have negotiated contracts with two top-ranked BMX athletes and intend to contract other suitable athletes. With a stable of trend-setting athletes performing on SweetskinZ tires, we will attempt to position our tires on magazine covers, television broadcasts, web site still photos and action filled videos.

Trade Shows

A good place to build brand awareness with consumers, SBR’s and distributors is by attending biking events where trendsetters are performing in front of large audiences and at trade shows where the retail industry can discover our products and where business relationships can be formed.

In September 2006, we attended Interbike the largest bicycle tradeshow in North America and officially introduced our tires to the industry.

Other Trade shows SweetskinZ intends to attend in the future include:

•	Taipei International Cycle Show: Largest bike show in the world, where the bicycle industry launches upcoming product lines, held in Taipei, Taiwan

•	European Trade Shows: Germany, Italy and France

•	Southern California Bicycle Expo: Consumer bicycle show, held in Los Angeles, CA

International Aftermarket Distributors

Similar to the United States, international distribution of bicycles and parts to retailers is normally through local and regional distributors. These markets are as unique and varied as their languages, customs and currencies. The international markets will be best served through local distributors. We have interest in establishing distribution arrangements throughout South America, Europe and Japan and will attempt to do so. We intend to visit or participate in a number of international bicycle trade shows to cultivate such relationships and interest.

Intellectual Property

We have developed a body of trade secrets and know how related to the production of its colorized, reflective tires. These trade secrets and know how include, among other things, specialized knowledge of polymer interaction and the manufacture and use of specialty dies as related to the processes of making our tires. We have taken and will continue to take active steps to protect the secrecy of our intellectual capital. On October 10, 2006, SweetskinZ U.S. patent application 10/253,837 which is directed to a method for making the tire was granted. In addition, SweetskinZ has recently filed a U.S. patent application directed to the tire product but does not expect that the application will be examined for at least a year. Also during late 2006, we received patents for both our method and product in Europe.

Although we believe that as a result of the issuance of the first U.S. application, our application in Thailand will progress to issuance, we cannot estimate the timing on such. Further, we cannot provide any confident estimates regarding the timing of prosecution or issuance of the additional foreign applications. However, there can be no assurance that we will receive patents in the United States or elsewhere that will include the scope of coverage currently sought.

Competition

Competition consists of color-striped tires, solid colored tires, camouflage tires and tires with reflective appliqués. The Company is not currently aware of any competitor with the knowledge and ability to produce a line of tires comparable to SweetskinZ. Vittoria S.p.A. and Hutchinson Pneumatiques, SA produce bicycle tires with bands of solid colors, introducing a style element to the bicycle tire industry. Tomahawk produces a limited number of camouflage patterned all terrain vehicle tires, not bicycle tires, but their process is entirely different than that employed by us and can produce a very limited number of camouflage only patterns. Virtually all tires today offer some sort of reflectivity using applied reflective strips as opposed to SweetskinZ’s ability to fuse reflective beads into the tire as a pattern, providing superior reflectivity and style.

Although SweetskinZ is not currently aware of any other company with the present ability to produce tires with SweetskinZ attributes, the major bicycle tire manufacturers are well established, international companies with very large resources available to them. Any or all of such companies may wish to develop their own line of colorized membranes. We intend to try to establish commercial relationships with such companies to sell them SweetskinZ membranes instead of such companies developing their own in-house expertise. There can be no assurance such a strategy will be successful and that those companies will elect to purchase membranes from us.

Employees

We currently have twelve full-time employees including three persons who work directly for our Thailand subsidiary. Our senior management is fully staffed and we do not anticipate significant additional hires for the near term. We have no labor union contract between us and any union, and we do not anticipate unionization of our personnel in the foreseeable future.

A former employee has indicated that he believes he is owed certain compensation related to consulting and employment agreements which terminated in 2000 and 2002. We are negotiating with such employee in good faith and believe that we will settle any dispute within the next 30 days. We further believe that any impact on our business as a result of any settlement terms we ultimately agree to in connection with this matter will be immaterial; however, we have accounted for the potential liability accordingly in our financial statements.

Property

Our offices and principal place of business are located at 33 Rock Hill Road - Suite 130, Bala Cynwyd, Pennsylvania 19004. We have a 5 year 4 month lease which commenced on September 1, 2006, at a monthly rate of $6,285.42 and increasing to $6,913.96 by the end of the lease term. The offices are approximately 3,017 square feet in size. In addition we rented our prior office space from our Chief Technology Officer, Yann Mellet, who owns the building, at a monthly rent of $9,500 per month. We have agreed to pay Mr. Mellet $6,400 per month through December 31, 2006 as an accommodation. We have also rented a corporate apartment in Bala Cynwyd, PA for a one year term which commenced on September 1, 2006 at a monthly rate of $1,295. We believe that our current facilities are adequate and suitable for our current use.

We do not own any real property in the United States or elsewhere. In addition to our leasing space in the United States, we also lease office space from a non-affiliated third party in Bangkok, Thailand at a monthly rent of approximately $1,900.

Legal Proceedings

We are not a party to any pending legal proceeding.

MANAGEMENT

OFFICERS AND DIRECTORS

NAME	Age	Position
Andrew Boyland	43	Chief Executive Officer and Treasurer
Yann Mellet	46	Chief Technology Officer, Chairman
David Anderson	50	Chief Financial Officer
Victor Rollins	54	Vice President of Sales
Christopher Bartle	47	Director
William Rosenstadt	38	Director, Secretary

BACKGROUND OF EXECUTIVE OFFICERS, DIRECTORS AND SIGNIFICANT EMPLOYEES

Andrew Boyland has been the Chief Executive Officer and a director of SweetskinZ Holdings, Inc. since May 3, 2006. Mr. Boyland became the Chief Executive Officer of SweetskinZ on February 1, 2006. He is also the president and owner of Cycle Craft, Inc. a chain of bicycle retail operations. From 2000 to 2003, Mr. Boyland was a senior vice president of The Segal Company and was responsible for the development of new business offerings in the Human Resources marketplace as well as identifying potential merger/acquisition candidates. Mr. Boyland graduated from the State University of New York, Binghamton with a B.A. in Philosophy, Law and Society.

Yann Mellet has been the Chief Technology Officer, a director and Chairman of the Board of SweetskinZ Holdings, Inc. since May 3, 2006. Mr. Mellet founded SweetskinZ, Inc. in 1999 and was its Chief Executive Officer until February 2006. Mr. Mellet is also responsible for inventing and designing our SweetskinZ product. Mr. Mellet was a practicing architect from 1985 through the 1992 and continues in the field today. Mr. Mellet received a Certificate of Design from Parsons School of Design in 1979 and a Bachelor of Architecture from the University of Texas at Austin in 1982.

David Anderson has been the Chief Financial Officer of SweetskinZ Holdings, Inc. since May 1, 2006. Previously, Mr. Anderson served as Director of Technology, Management & Strategy Consulting for Margolis Consulting Services, a division of the Philadelphia-based accounting and consulting firm Margolis & Company PC., from 1995 through 2006. Mr. Anderson is a CPA, and received an MBA in Strategic Planning from The Wharton School of Business and an MSE in Systems Engineering from the University of Pennsylvania in 1978, and a BBA in Accounting from Millsaps College in 1976

Vic Rollins became Vice President Sales and Marketing in April 2006 and was appointed to such position with SweetskinZ, Inc. in September 2005. Mr. Rollins has more than 20 years experience in the bicycle industry. Previously, Mr. Rollins served as Vice President of Sales for Cycle Source Group, LLC. Mr. Rollins presently serves on the Board of Directors of the Bicycle Product Suppliers Association.

Christopher Bartle has been a director since September 2005 and was our sole officer between September 2005 and April 2006. He has been a partner in the APC Group since October 2005. APC Group is a small private equity buyer of distressed loans. From 2001 through 2005, Mr. Bartle was the chief executive officer of Keeper Springs (www.keepersprings.com), a bottled water company that gives 100% of its profits to environmental groups. To date Keeper Springs has given over $500,000 to such causes. Mr. Bartle is also on the board of two private beverage companies. Mr. Bartle received a B.A. in 1978 and a J.D. in 1982, both from Yale University.

William Rosenstadt has been a member of Rubin, Bailin, Ortoli LLP since January 2004. Prior thereto, Mr. Rosenstadt was an associate at Spitzer Feldman, LLP from 2001 through 2003. Mr. Rosenstadt received his B.A. from Syracuse University in 1990 and a J.D. from the Benjamin N. Cardozo School of Law in 1995.

COMPENSATION OF DIRECTORS

We do not pay our Directors cash fee in connection with their roles as members of our Board. Our Directors are reimbursed for travel and out-of-pocket expenses in connection with their attendance at Board meetings. Christopher Bartle and William Rosenstadt have each received options to purchase 30,000 shares of our common stock at an exercise price of $1.00 per share.

EMPLOYMENT AGREEMENTS

On February 1, 2006 we entered into an employment agreement with Mr. Andrew Boyland, our Chief Executive Officer and Chairman of the Board, for a term of three (3) years commencing on such date, providing for an annual salary of $185,000 and options to purchase 500,000 shares of our common stock at an exercise price of $1.00 per share for a term of 10 years. Such options vest on an equal quarterly basis for a period of three years. Subsequent to the execution of Mr. Boyland’s employment agreement, our Board of Directors issued him options to purchase an additional 250,000 shares of common stock on the same terms as those issued to him pursuant to his employment agreement. In addition to his annual salary and options, Mr. Boyland has the right to participate in any share option plan, share purchase plan, retirement plan or similar plan offered by our company, to the extent authorized by our Board. Mr. Boyland is to receive $12,000 per annum as an automobile allowance as well as an annual health insurance reimbursement of $13,200. In the event Mr. Boyland is terminated without cause or Mr. Boyland resigns as a result of certain events: (i) we are obligated to pay Mr. Boyland all accrued compensation, expenses and an amount equal to his prior year’s bonus as well as a lump sum equal to one times Mr. Boyland’s annual guaranteed salary and bonus; and (ii) all options granted to Mr. Boyland shall immediately vest. If Mr. Boyland’s employment is terminated by Mr. Boyland during the 90 day period following a change in control (as that term is defined in Mr. Boyland’s employment agreement): (i) the Company shall pay Mr. Boyland a lump sum amount equal to 2.99 times Mr. Boyland’s annual guaranteed salary; (ii) the Company shall provide to Mr. Boyland continued coverage at its expense for all benefit plans for the first year following termination; and (iii) all options granted to Mr. Boyland shall immediately vest.

On April 1, 2006 we entered into an employment agreement with Mr. Yann Mellet our Chief Technology Officer and Director, for a term of three (3) years commencing on such date, providing for an annual salary of $185,000 and options to purchase 250,000 shares of our common stock at an exercise price of $1.00 per share for a term of 10 years. Such options vest on an equal quarterly basis for a period of three years. In addition to his annual salary and options, Mr. Mellet has the right to participate in any share option plan, share purchase plan, retirement plan or similar plan offer by our company, to the extent authorized by our Board. In the event Mr. Mellet is terminated without cause or Mr. Mellet resigns as a result of certain events: (i) we are obligated to pay Mr. Mellet all accrued compensation, expenses and an amount equal to his prior year’s bonus as well as a lump sum equal to one times Mr. Mellet’s annual guaranteed salary and bonus; and (ii) all options granted to Mr. Mellet shall immediately vest. If Mr. Mellet’s employment is terminated by Mr. Mellet during the 90 day period following a change in control (as that term is defined in Mr. Mellet’s employment agreement): (i) the Company shall pay Mr. Mellet a lump sum amount equal to 2.99 times Mr. Mellet’s annual guaranteed salary; (ii) the Company shall provide to Mr. Mellet continued coverage at its expense for all benefit plans for the first year following termination; and (iii) all options granted to Mr. Mellet shall immediately vest.

On May 1, 2006 we entered into an employment agreement with Mr. David Anderson, our Chief Financial Officer, for a term of three (3) years commencing on such date, providing for an annual salary of $150,000 and options to purchase 225,000 shares of our common stock at an exercise price of $1.00 per share for a term of 10 years. Such options vest on an equal quarterly basis for a period of three years. In addition to his annual salary and options, Mr. Anderson has the right to participate in any share option plan, share purchase plan, retirement plan or similar plan offer by our company, to the extent authorized by our Board. In the event Mr. Anderson is terminated without cause or Mr. Anderson resigns as a result of certain events: (i) we are obligated to pay Mr. Anderson all accrued compensation, expenses and an amount equal to his prior year’s bonus as well as a lump sum equal to one times Mr. Anderson’s annual guaranteed salary and bonus; and (ii) all options granted to Mr. Anderson shall immediately vest. If Mr. Anderson’s employment is terminated by Mr. Anderson during the 90 day period following a change in control (as that term is defined in Mr. Anderson’s employment agreement): (i) the Company shall pay Mr. Anderson a lump sum amount equal to 1.5 times Mr. Anderson’s annual guaranteed salary; (ii) the Company shall provide to Mr. Anderson continued coverage at its expense for all benefit plans for the first year following termination; and (iii) all options granted to Mr. Anderson shall immediately vest.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth certain information regarding the compensation of sole employee, our Chief Executive Officer.

Summary Compensation Table
		Annual Compensation		Long-Term Compensation Awards Securities Underlying	All other
Name and Principal	Year	Salary ($)	Bonus[1]	Options (#)	Compensation
Andrew Boyland (Chief Executive Officer, Director)	2006	185,000	None	750,000	12,000 30,000 signing bonus

Yann Mellet	2006	185,000	None	250,000	None
(Chief Technology Officer,	2005	160,000
Chairman)	2004	160,000

David Anderson (Chief Financial Officer)	2006	150,000	None	225,000	None

Victor Rollins	2006	85,000	None	40,000	None

1Although the Board of Directors intend to adopt a comprehensive bonus plan prior to March 31, 2007, one has not been adopted.

OPTION GRANTS DURING LAST FISCAL YEAR

We adopted a Stock Option Plan in December of 2005 and have granted the following options:

Options/SAR Grants in Last Fiscal Year Individual Grants

Officer and Directors	No. of Securities Underlying Options/SARs Granted	Percent of Total Options/SARs Granted to Employees and Directors in Fiscal Year(1)	Exercise or Base Price ($/sh)	Expiration Date

Andrew Boyland	750,000	57%	1.00	2/1/16
Yann Mellet	250,000	19%	1.00	4/1/16
David Anderson	225,000	17%	1.00	5/1/16
Victor Rollins	40,000	3%	1.00	5/19/16
Christopher Bartle	30,000	2%	1.00	5/15/16
William Rosenstadt	30,000	2%	1.00	5/15/16

(1) For Officers, options vest quarterly and for Directors, options vest upon granting.

SUMMARY OF 2006 STOCK OPTION PLAN

Qualified directors, officers, employees, consultants and advisors of ours and our subsidiaries are eligible to be granted (a) stock options ("Options"), which may be designated as nonqualified stock options ("NQSOs") or incentive stock options ("ISOs"), (b) stock appreciation rights ("SARs"), (c) restricted stock awards ("Restricted Stock"), (d) performance awards ("Performance Awards") or (e) other forms of stock-based incentive awards (collectively, the "Awards"). A director, officer, employee, consultant or advisor who has been granted an Option is referred to herein as an "Optionee" and a director, officer, employee, consultant or advisor who has been granted any other type of Award is referred to herein as a "Participant."

The Board of Directors administers the Stock Option Plan and has full discretion and exclusive power to (a) select the directors, officers, employees, consultants and advisors who will participate in the Stock Option Plan and grant Awards to such directors, officers, employees, consultants and advisors, (b) determine the time at which such Awards shall be granted and any terms and conditions with respect to such Awards as shall not be inconsistent with the provisions of the Stock Option Plan, and (c) resolve all questions relating to the administration of the Stock Option Plan. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the Stock Option Plan.

The Board of Directors may grant NQSOs or ISOs that are evidenced by stock option agreements. A NQSO is a right to purchase a specific number of shares of common stock during such time as the Board of Directors may determine, not to exceed ten (10) years, at a price determined by the Board of Directors that, unless deemed otherwise by the Board of Directors, is not less than the fair market value of the common stock on the date the NQSO is granted. An ISO is an Option that meets the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). No ISOs may be granted under the Stock Option Plan to an employee who owns more than 10% of our outstanding voting stock ("Ten Percent Stockholder") unless the option price is at least 110% of the fair market value of the common stock at the date of grant and the ISO is not exercisable more than five (5) years after it is granted. In the case of an employee who is not a Ten Percent Stockholder, no ISO may be exercisable more than ten (10) years after the date the ISO is granted and the exercise price of the ISO shall not be less than the fair market value of the common stock on the date the ISO is granted. Further, no employee may be granted ISOs that first become exercisable during a calendar year for the purchase of common stock with an aggregate fair market value (determined as of the date of grant of each ISO) in excess of $100,000USD. An ISO (or any installment thereof) counts against the annual limitation only in the year it first becomes exercisable.

The exercise price of the common stock subject to a NQSO or ISO may be paid in cash or, at the discretion of the Board of Directors, by a promissory note or by the tender of common stock owned by the Option holder or through a combination thereof. The Board of Directors may provide for the exercise of Options in installments and upon such terms, conditions and restrictions as it may determine.

A SAR is a right granted to a Participant to receive, upon surrender of the right, but without payment, an amount payable in cash. The amount payable with respect to each SAR shall be based on the excess, if any, of the fair market value of a share of common stock on the exercise date over the exercise price of the SAR, which will not be less than the fair market value of the common stock on the date the SAR is granted. In the case of an SAR granted in tandem with an ISO to an employee who is a Ten Percent Stockholder, the exercise price shall not be less than 110% of the fair market value of a share of common stock on the date the SAR is granted.

Restricted Stock is common stock that is issued to a Participant at a price determined by the Board of Directors, which price per share may not be less than the par value of the common stock, and is subject to restrictions on transfer and/or such other restrictions on incidents of ownership as the Board of Directors may determine.

A Performance Award granted under the Stock Option Plan (a) may be denominated or payable to the Participant in cash, common stock (including, without limitation, Restricted Stock), other securities or other Awards and (b) shall confer on the Participant the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Board of Directors shall establish. Subject to the terms of the Stock Option Plan and any applicable Award agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Board of Directors.

The Board of Directors may grant Awards under the Stock Option Plan that provide the Participants with the right to purchase common stock or that are valued by reference to the fair market value of the common stock (including, but not limited to, phantom securities or dividend equivalents). Such Awards shall be in a form determined by the Board of Directors (and may include terms contingent upon a change of control of Holdings); provided that such Awards shall not be inconsistent with the terms and purposes of the Stock Option Plan.

The Board of Directors determines the price of any such Award and may accept any lawful consideration.

The Board of Directors may at any time amend, suspend or terminate the Stock Option Plan; provided, however, that (a) no change in any Awards previously granted may be made without the consent of the holder thereof and (b) no amendment (other than an amendment authorized to reflect any merger, consolidation, reorganization or the like to which we are a party or any reclassification, stock split, combination of shares or the like) may be made increasing the aggregate number of shares of the common stock with respect to which Awards may be granted or changing the class of persons eligible to receive Awards, without the approval of the holders of a majority of our outstanding voting shares.

In the event a Change in Control (as defined in the Stock Option Plan) occurs, then, notwithstanding any provision of the Stock Option Plan or of any provisions of any Award agreements entered into between any Optionee or Participant and us to the contrary, all Awards that have not expired and which are then held by any Optionee or Participant (or the person or persons to whom any deceased Optionee's or Participant's rights have been transferred) shall, as of such Change of Control, become fully and immediately vested and exercisable and may be exercised for the remaining term of such Awards.

Although we have no intentions of merging, consolidating or otherwise reorganizing, if we are a party to any merger, consolidation, reorganization or the like, the Board of Directors has the power to substitute new Awards or have the Awards be assumed by another corporation. In the event of a reclassification, stock split, combination of shares or the like, the Board of Directors shall conclusively determine the appropriate adjustments.

No Award granted under the Stock Option Plan may be sold, pledged, assigned or transferred other than by will or the laws of descent and distribution, and except in the case of the death or disability of an Optionee or a Participant, Awards shall be exercisable during the lifetime of the Optionee or Participant only by that individual.

No Awards may be granted under the Stock Option Plan on or after December 31, 2015, but Awards granted prior to such date may be exercised in accordance with their terms.

The Stock Option Plan and all Award agreements shall be construed and enforced in accordance with and governed by the laws of Delaware.

As of January 5, 2007, of the 2,250,000 shares of common stock reserved for issuance under the Stock Option Plan, we have granted options to purchase 1,417,500 shares of our common stock under the Stock Option Plan. Of such options, 450,833 have vested as of such date. Of the 450,833 vested options under the Stock Option Plan, 435,416 of the options are held by senior officers and directors and the remaining 15,417 options are spread over a number of our non-executive employees.

OTHER

No director or executive officer is involved in any material legal proceeding in which he is suing us or in which he will receive a benefit from the legal proceedings.

CODE OF ETHICS

As a development stage company we have not yet found the need to adopt a code of ethics. However, it is our intent to adopt such a code with respect to our executive officers within the next 12 months.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of September 1, 2006 we terminated our lease with Mr. Yann Mellet, our Chief Technology Officer and largest single stockholder. The term of such lease was through December 31, 2006. As an accommodation to Mr. Mellet, we have agreed to pay $6,400 per month for the remainder of the lease through December 31, 2006. For the three and nine months ended September 30, 2006 we paid Mr. Mellet $19,200 and $57,800. For the three and nine months ended September 30, 2005 we paid Mr. Mellet $28,500 and $28,500.

We paid $53,124 to a consulting entity owned by Andrew Boyland, our Chief Executive Officer, during the nine months ended September 30, 2006. Pursuant to the Employment Agreement dated February 1, 2006 between Mr. Boyland and the Company, Mr. Boyland, through his sole proprietorship, The Boyland Group, provided consulting services to the Company. These consulting services lasted from February 1, 2006 to April 30, 2006. On May 1, 2006, Mr. Boyland became a full-time employee of the Company. We do not anticipate that we will engage The Boyland Group for subsequent consulting services.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our Articles of Incorporation and By-Laws provide that our directors and officers will not be personally liable to us or our stockholders for monetary damages due to the breach of a fiduciary duty as a director or officer. Delaware General Corporation Law provides that we may indemnify any officer, director, employee or agent who is party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, provided he was acting in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful. The indemnification includes all actual and reasonable expenses, including attorney's fees, judgments, fines and settlement amounts. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, does not of itself prevent indemnification so long as the officer or director acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests, or, with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful.

In addition, Delaware General Corporation Law provides that we may indemnify any officer, director, employee or agent who is party to any threatened, pending or completed action or suit brought by us or by our stockholders on our behalf, provided he was acting in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests. The indemnification includes all actual and reasonable expenses, including attorney's fees, judgments, fines and settlement amounts. However, indemnification is prohibited as to any suit brought in our right in which the director or officer is adjudged by a court to be liable to us.

To the extent that the officer or director is successful on the merits in any proceeding pursuant to which such person is to be indemnified, we must indemnify him against all actual and reasonable expenses incurred, including attorney's fees.

The foregoing indemnity provisions will limit your ability as stockholders to hold officers and directors liable and collect monetary damages for breaches of fiduciary duty, and require us to indemnify officers and directors to the fullest extent permitted by law.

To the extent that indemnification may be available to our directors and officers for liabilities arising under the Securities Act, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 5, 2007, information regarding the beneficial ownership of our common stock by the following persons:

•	each person known to us to be the beneficial owner of five percent of more of the outstanding shares;

•	each of our executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

As of January 5, 2007, there are 7,646,960 shares of our common stock outstanding on a primary basis. In addition we had derivative securities, consisting of stock options, common stock purchase warrants and convertible debentures (See “Description of Securities”) that as of January 5, 2007 were either immediately exercisable or were exercisable within 60 days of such date, that are exercisable or convertible into an aggregate of 11,075,236 shares of our common stock. Thus, for the purposes of the calculations of security ownership of certain beneficial owners and management the total number of shares outstanding on a fully diluted basis is 18,722,196 taking into account the remaining shares underlying the 5% convertible debentures and related warrants exercisable at $1.15 per share. It further assumes that all securities registered will be sold but none of the “penalty shares” equaling 2,542,283 found in the financing documents dated May 2006 have been issued

Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Generally, a person is deemed to be the beneficial owner of a security if he has the right to acquire voting or investment power within 60 days. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Beneficially Owned	Shares Before the Offering Including Vested Options (18,722,196)	After the Offering Assuming all Shares are Sold (18,722,196)
Yann Mellet(1) 33 Rock Hill Road - Suite 130 Bala Cynwyd, Pennsylvania 19004	4,238,347	22.6%	22.6%

Andrew Boyland(2) 33 Rock Hill Road - Suite 130 Bala Cynwyd, Pennsylvania 19004	217,500	1.5%	1.5%

David Anderson(3) 33 Rock Hill Road - Suite 130 Bala Cynwyd, Pennsylvania 19004	80,060	*	*

Victor Rollins(4) 33 Rock Hill Road - Suite 130 Bala Cynwyd, Pennsylvania 19004	7,150	*	*

William Rosenstadt(5) c/o Rubin, Bailin, Ortoli, LLP 405 Park Avenue New York, NY 10022	167,500	*	*

Christopher Bartle(5) 60 Madison Avenue, Suite 1215 New York, NY 10012	30,000	*	*

All Directors and Executive Officers	4,810,083	25.7%	25.7%

*Less than 1%.

(1) Includes options to purchase 811,873 shares of common stock at an exercise price of $1.00 per share which are immediately exercisable. Does not include options to purchase 187,450 shares of common stock, at an exercise price of $1.00 per share, which options will vest over the next three years and were granted under our Stock Option Plan.

(2) Does not include options to purchase 500,000 shares of common stock, at an exercise price of $1.00 per share, which options will vest over the next three years and were granted under our Stock Option Plan.

(3) Includes options to purchase 80,060 shares of common stock at an exercise price of $1.00 per share which are immediately exercisable. Does not include options to purchase 168,750 shares of common stock, each at an exercise price of $1.00 per share, which options will vest over the next three years and were granted under our Stock Option Plan.

(4) Does not include options to purchase 33,334 shares of common stock, each at an exercise price of $1.00 per share, which options will vest over the next three years and were granted under our Stock Option Plan.

(5) Includes options to purchase 30,000 shares of common stock, each at an exercise price of $1.00 per share which vested upon granting and were granted under our Stock Option Plan.

DESCRIPTION OF SECURITIES

GENERAL

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and By-laws, which are included as exhibits to the registration statement of which this Prospectus forms a part, and by the applicable provisions of Delaware law.

We are authorized to issue 50,000,000 shares of common stock, $0.001 par value per share, of which 7,646,960 shares were issued and outstanding as of January 5, 2007. We are further authorized to issue 1,000,000 shares of preferred stock, $0.001 par value of which no shares are issued or outstanding.

COMMON STOCK

Holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available for such purpose. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock. The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

As of January 5, 2007, we had approximately 325 stockholders.

PREFERRED STOCK

We are authorized to issue 1,000,000 shares of preferred stock, of which no shares are currently outstanding. Our board of directors is authorized to issue preferred stock in one or more series and, with respect to each series, to determine the preferences, rights, qualifications, limitations and restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. Our board of directors could issue preferred stock with voting and other rights that could adversely affect the voting rights of the holders of our common stock and could have certain anti-takeover effects.

FIVE YEAR 5% SENIOR CONVERTIBLE DEBENTURES

On May 3, 2006 and May 25, 2006, respectively, we entered into a securities purchase agreement with the investors party thereto, pursuant to which we issued $4,133,793 five year 5% senior convertible debentures (the “Debentures”) and warrants to purchase an aggregate of 4,133,793 shares of common stock (the “Warrants”). All of the purchasers were accredited investors as that is defined in the Section 4(2) of the Securities Act of 1933, as amended.

The Debentures have a term of five years, pay a coupon annually at an interest rate of 5%, payable, at our election, in cash or registered shares of Common Stock so long as certain conditions are met, are senior to any other lender to the Company and are secured by all of our assets. The Debentures are convertible into Common Stock, at the holders’ election, at any time at $1 per share. In the event our shares of Common Stock close on average over $2.50 for a consecutive 20 day period and the average daily volume for such period exceeds 50,000 shares, we may force the conversion of such Debentures on a pro-rata basis, provided that any voluntary conversions by a holder shall be applied against such holder’s pro-rata allocation. The Company must provide the holders with written notice 90 days before the conversion date. The Debentures provide for an equity block such that no holder can be deemed to hold more than 4.99% of the Company. With certain limited exceptions, the Debentures also (i) grant the holders thereof the right to reduce the conversion price in the event we issue common stock or its equivalent during the term the Debentures remain outstanding at a price lower than $1 per share and (ii) restrict the Company from borrowing further money, purchasing its common stock back from its shareholders in other than de minimis amounts or paying any dividends to its shareholders. The shares of common stock issuable upon the conversion of the Debentures are covered by the registration statement to which this Prospectus forms a part.

WARRANTS ISSUED IN CONNECTION WITH SECURITIES PURCHASE AGREEMENT

The Warrants are exercisable any time during the three-year period following their issuance, and are exercisable at a price of $1.15 per share (subject to adjustments). Commencing one year from the effective date of the registration statement of which this Prospectus forms a part and subject to additional conditions, we may call the Warrants for redemption if the average trading price of our common stock exceeds $2.30 per share and the average trading volume of our common stock exceeds 50,000 shares per day for twenty (20) consecutive trading days. If after the one year anniversary of the effective date of this Prospectus, the our common stock has a closing price of greater than $2.30 for 20 consecutive days and the average daily volume exceeds 50,000 shares, we may call for the cancellation of all warrants which have not yet been exercised.

REGISTRATION RIGHTS AGREEMENTS

In connection with the securities purchase agreement, on May 3, 2006, we entered into a registration rights agreement, pursuant to which we agreed to file a shelf registration statement covering the resale of the shares of our common stock issued under the securities purchase agreement and upon the exercise of the warrants issued under the securities purchase agreement no later then May 15, 2006, and to use our best efforts to cause such registration statement to be declared effective no later than 135 days after such date. In addition, pursuant to the terms of the registration rights agreement, we must use our best efforts to keep the shelf registration statement continuously effective under the Securities Act until the earlier of (i) the date when all the securities covered by the registration rights agreement have been sold, (ii) the expiration of the period referred to in Rule 144(k) promulgated under the Securities Act with respect to all securities covered by the registration rights agreement that are held by non-affiliates, (iii) two years from the date the registration statement of which this Prospectus is a part is first declared effective by the Securities and Exchange Commission or (iv) the date when no securities covered by the registration rights agreement are outstanding.

If we (i) fail to file the registration statement required under the registration rights agreement, or fail to have it declared effective by the SEC, in either case, by the dates required under the registration rights agreement, or (ii) with certain exceptions, such a registration statement ceases for any reason to remain continuously effective as to all securities for which it is required to be effective, or the investors are not permitted to utilize the Prospectus therein to resell such securities for in any such case 10 consecutive calendar days or more than an aggregate of 15 calendar days during any 12 month period, the registration rights agreement provides that we must pay to the holder of registrable securities liquidated damages in an amount equal to 1% of the aggregate purchase price paid by such holder pursuant to the securities purchase agreement for any registrable securities held by such holder on the date of such default, and on each monthly anniversary of such date (if the applicable default shall not have been cured by such date), we must pay to each holder liquidated damages equal to 1% of the aggregate purchase price paid by such holder pursuant to the securities purchase agreement for any registrable securities then held by such holder. The liquidated damages apply on a daily pro-rata basis for any portion of a month prior to the cure of a default. In lieu of cash, at our option, such liquidated damages may be paid in shares of our common stock valued at 85% of the average ten-day trading price for the ten-day period ended upon the date the registration statement to which this Prospectus is a part is declared effective by the SEC. If we elect to pay such liquidated damages in shares of common stock, the shares must be issued pursuant to an effective registration statement at the time they are transferred to the respective holders.

In connection with the Merger, the Company agreed to use commercially reasonable efforts to register approximately 1.8 million shares of Common Stock held by former note holders of SweetskinZ who are not affiliates of the Company or SweetskinZ (the “Former Note Holders”) in consideration for each of such holder’s agreement to sell not more than 15% of their shares in each quarter until December 31, 2007. Registration of the shares underlying the Debentures and the Warrants have priority over registration of the Former Note Holders shares of Common Stock. To the extent some but not all of the Former Note Holders shares may be included in a registration statement, the number of shares to be included will be on a pro rata basis relative to all of the Former Note Holders. However, we have determined that as a result of the SEC’s current reluctance to register greater than 50% of the shares outstanding in the public float of a registrant on a “shelf” basis, the number of shares being registered pursuant to this Prospectus has been reduced to 2,066,897 shares all of which are shares underlying the convertible debentures on a pro-rata basis. As none of the 1.8 million shares held by the Former Note Holders are being registered in the Registration Statement, the Company shall undertake in good faith to promptly register the shares in a subsequent registration statement along with the remaining shares underlying the 5% debentures and related warrants, interest and penalties (as necessary).

The registration statement to which this Prospectus is a part was filed for purposes of satisfying our obligations under the registration rights agreement and the Merger Agreement.

UNIT PURCHASE OPTIONS ISSUED IN CONNECTION WITH SECURITIES PURCHASE AGREEMENT

Oceana Partners LLC, a registered broker-dealer and a member of the NASD, initiated and structured our merger with SweetskinZ, Inc and was issued 500,000 shares of our common stock in consideration therefore. In addition, Oceana Partners LLC served as the placement agent in our private placement of the Debentures and the Warrants that occurred May 2006. As compensation for serving as the placement agent, Oceana Partners received $200,000 and a unit purchase option to purchase 200,000 units, each unit (“Unit”) consisting of (i) one share of our common stock and (ii) a warrant to purchase one share of our common stock at an exercise price of $1.15 per share. The unit purchase option is exercisable for $1 per Unit commencing at the earlier of 90 days from the effectiveness of the registration statement registering the shares underlying the unit purchase options or one year from their date of grant. In addition, Oceana Partners will receive an amount equal to 4% of any cash received by us on the exercise of the Warrants sold in the offering.

The shares of common stock issuable upon the exercise of (i) the unit purchase options and (ii) the warrants underlying the unit purchase options are covered by the registration statement to which this Prospectus forms a part.

TRADING SYMBOL

Our common stock is currently quoted on the Pink Sheets under the symbol "SWZH."

DIVIDEND

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering and assuming the maximum number of shares are sold, we will have 9,713,857 shares of common stock outstanding. Of these shares, 2,066,897 shares of common stock will be freely tradeable without further restriction or further registration under the Securities Act, as amended, except for those shares purchased by an "affiliate" of Holdings (in general, a person who has a control relationship with Holdings) which will be subject to the limitation of Rule 144 adopted under the Securities Act. The remaining shares (7,646,960) are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act.

TRANSFER AGENT AND REGISTRAR

Our transfer agent is Allied Stock Transfer, Inc., 80 Orville Drive, Suite 100, Bohemia, New York 11716. Their phone number is 631/327-0084.

RESALE RESTRICTIONS

Any of our shares of common stock issued prior to this offering and not registered by this Prospectus are "restricted securities" as this term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the U.S. in the absence of registration other than in accordance with Rule 144 under the Securities Act of 1933, as amended, or another exemption from registration. In general, under Rule 144 as currently in effect, any of our affiliates or any person (or persons whose shares are aggregated in accordance with Rule 144) who has beneficially owned our common shares which are treated as restricted securities for at least one (1) year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our outstanding common shares (approximately 97,000 shares based upon the number of common shares expected to be outstanding after the offering) or the reported average weekly trading volume in our common shares during the four weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to manner of sale restrictions and notice requirements and to the availability of current public information concerning our company. In addition, affiliates of our company must comply with the restrictions and requirements of Rule 144 (other than the one (1) year holding period requirements) in order to sell common shares that are not restricted securities (such as common shares acquired by affiliates in market transactions). Furthermore, if a period of at least two (2) years has elapsed from the date restricted securities were acquired from us or from one of our affiliates, a holder of these restricted securities who is not an affiliate at the time of the sale and who has not been an affiliate for at least three (3) months prior to such sale would be entitled to sell the shares immediately without regard to the volume, manner of sale, notice and public information requirements of Rule 144.

Upon closing of this offering, we intend to file a registration statement for the resale of the common shares that are authorized for issuance under our existing and new stock option plans. We expect this registration statement to become effective immediately upon filing. Shares issued pursuant to our stock option plans to U.S. residents after the effective date of that registration statement (other than shares issued to our affiliates and the employees described below) generally will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may be subject to such penny stock rules and our stockholders will, in all likelihood, find it difficult to sell their securities.

PLAN OF DISTRIBUTION

SHARES BEING REGISTERED ON THE SELLING STOCKHOLDERS' BEHALF

For the purposes of this section only, the following definitions shall apply: each Selling Stockholder (the “Selling Stockholders”) of the common stock (“Common Stock”) of Holdings (the “Company”) and any of their pledgees, assignees and successors-in-interest may, from time to time and subject to the following, sell any or all of their shares of Common Stock on the Pink Sheets, OTC-BB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Although we intend to list the Company’s shares of common stock on the OTC-BB, until such time, a Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this Prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%). The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the Prospectus delivery requirements of the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. Each Selling Stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming that all the shares registered below are sold by the selling stockholders, the selling stockholders will continue to own the number of shares of our common stock indicated below.

None of the following entities found in the table of Selling Stockholders are registered broker-dealers or affiliates of registered broker-dealers.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this Prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

SELLING STOCKHOLDERS

Name	Total Shares Owned Before Offering		Total Shares Issuable Upon Exercise of Debentures Before Offering	Total Shares Issuable Upon Conversion of the Warrants	Number of Shares Offered for Sale Pursuant to this Prospectus	% of Total Outstanding After Completion of Offering
Bushido Capital Master Fund, L.P. (1)	66,667		582,295	582,295	291,148	3.0%
Gamma Opportunity Capital Partners (2)	66,667		582,295	582,295	291,148	3.0%
Whalehaven Capital Fund Limited (3)	0		1,000,000	1,000,000	500,000	5.1%
Gary Claar c/o Jana Offshore Partners LP	0		500,000	500,000	250,000	2.6%
Alpha Capital AG (4)	0		350,000	350,000	175,000	1.8%
Iroquois Master Fund Ltd. (5)	0		225,000	225,000	112,500	1.2%
Albert C. Snelson	28,401	(1)	59,668	59,668	50,000	0.5%
William A. Jiranek	35,315	(1)	59,668	59,668	50,000	0.5%
William E. Poorbaugh	18,798	(1)	59,361	59,361	29,834	0.3%
Phillip W. Evans	0		59,361	59,361	29,834	0.3%
Mr. and Mrs. Dale Bleecher	23,056	(1)	59,339	59,339	29,681	0.3%
Lisa Taylor	34,615	(1)	59,306	59,306	29,681	0.3%
Dale and Sara Bateman	50,110	(1)	25,000	25,000	29,670	0.3%
Alan Platner	0		25,000	25,000	29,653	0.3%
William C. Bosher, Jr.	55,932	(1)	12,500	12,500	25,000	0.3%
Elaine and William Bugg	11,784	(1)	12,500	12,500	25,000	0.3%
Patricia and Jeffrey Tomsic	28,288	(1)	12,500	12,500	25,000	0.3%
Panadora M. Benton	9,871	(1)	12,500	12,500	12,500	0.1%
Roger D. Williams	0		100,000	100,000	12,500	0.1%
Sara Aman	11,872	(1)	12,500	12,500	12,500	0.1%
Frank J. Pajaczkowski	18,242	(1)	12,500	12,500	6,250	0.1%
Makoto Obara	55,932	(1)	50,000	50,000	6,250	0.1%
Robert Hulem and Marlene Boyaner	0		50,000	50,000	6,250	0.1%
Fritas AS (6)	55,932	(1)	50,000	50,000	6,250	0.1%
Richard and Susan Koechlein	35,781	(1)	12,500	12,500	6,250	0.1%
Thomas M. and Bonnie W. King	5,510	(1)	12,500	12,500	6,250	0.1%
Steve Norris	5,650	(1)	12,500	12,500	6,250	0.1%
Reed LLC	17,012	(1)	25,000	25,000	6,250	0.1%
Dian Griesel (7)	150,000		100,000	100,000	6,250	0.1%

(1) Bushido Capital Partners, Ltd., a Cayman Island company, is the general partner of the stockholder, Bushido Capital Master Fund, LP, a Cayman Island registered limited partnership, with the power to vote and dispose of the shares being registered on behalf of the stockholder. As such, Bushido Capital Partners, Ltd. may be deemed to be the beneficial owner of said shares. Christopher Rossman is the Managing Director of Bushido Capital Partners, Ltd., possessing the power to act on its behalf. Bushido Capital Partners, Ltd. and Christopher Rossman each disclaim beneficial ownership of the shares being registered

(2) Jonathan Knight has sole voting and investment power over the securities held by this selling stockholder.

(3) Even Schemenauer has sole voting and investment power over the securities held by this selling stockholder.

(4) Konrad Ackermann has sole voting and investment power over the securities held by this selling stockholder.

(5) Joshua Silverman has sole voting and investment power over the securities held by this selling stockholder.

(6) Ove Hoegh has sole voting and investment power over the securities held by this selling stockholder.

(7) Includes 150,000 shares of common stock beneficially owned by The Investor Relations Group of which Ms. Greisel has sole voting and investment power over.

LEGAL MATTERS

The validity of the shares has been passed upon for us by our counsel, Rubin, Bailin, Ortoli LLP.

EXPERTS

The financial statements of SweetskinZ Holdings, Inc. at December 31, 2005 and December 31, 2004 appearing in this registration statement have been audited by S.E.Clark & Company, P.C., an independent auditor. The financial statements of Sweetskinz, Inc. at December 31, 2005 and 2004 have been audited by Morison Cogen LLP, an independent auditor.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN GIVEN ANY INFORMATION OR HAS BEEN AUTHORIZED TO MAKE ANY REPRESENTATIONS OTHER THAN THE INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, BY THE SELLING STOCKHOLDER OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SHARES IN ANY CIRCUMSTANCES IN, WHICH SUCH OFFER, OR SOLICITATION IS UNLAWFUL.

WHERE YOU CAN FIND MORE INFORMATION

The effectiveness of this registration statement will render us subject to the informational requirements of the Exchange Act, and, we will file reports, proxy statements and other information with the Securities and Exchange Commission as required by federal law. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities Exchange Commission Investors may read and copy any of these reports, statements, and other information at the SEC's public reference room located at 100 F Street NE, Washington, D.C., 20549, or any of the SEC's other public reference rooms. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms upon payment of the fees prescribed by the Securities Exchange Commission. These SEC filings are also available free at the SEC's web site at www.sec.gov.

This Prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted to comply with the rules and regulations of the Securities Exchange Commission. For further information, please see the registration statement in its entirety.

Index to Financial Statements

SWEETSKINZ HOLDINGS, INC. UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMEBER 31, 2005 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006
Unaudited Consolidated Balance Sheet at September 30, 2006	F-1
Unaudited Consolidated Statement of Operations for the Year Ended December 31, 2005
Unaudited Consolidated Statement of Operations for the Nine months Ended September 30, 2006	F-2
Notes to Financial Statements	F-6

SWEETSKINZ INC. AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
Report of Independent Registered Public Accounting Firm	F-14
Balance Sheets at December 31, 2005 and 2004	F-15
Statement of Operations for the Years Ended December 31, 2005 and 2004 and Cumulative from December 20, 1999 (Inception) to December 31, 2005	F-16
Statements of Stockholders’ Deficit	F-17
Statements of Cash Flows for the Years Ended December 31, 2005 and 2004 and Cumulative from December 20, 1999 (Inception) to December 31, 2005	F-18
Notes to Financial Statements	F-19

SWEETSKINZ HOLDINGS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

OTHER ASSETS
Deposits	12,690	7,450
Patents and trademarks, Net	81,737	62,402

TOTAL OTHER ASSETS	94,427	69,852

TOTAL ASSETS	$2,014,192	$368,790

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Convertible notes payable	$-	$3,850,853
5% convertible debentures	3,227,526	-
Current portion of long-term debt	14,692	15,088
Capital lease obligation	2,760	-
Accounts payable and accrued expenses	474,532	338,297
Accrued interest	77,508	708,795
Loan payable, stockholder	-	100,378

TOTAL CURRENT LIABILITIES	3,797,018	5,013,411
LONG-TERM LIABILITIES
Long-term debt, net of current portion	$40,161	$1,273
Capital lease obligation, net of current portion	4,662	-

CONTINGENCY	-	-

TOTAL LIABILITIES	$3,841,841	$5,064,684

STOCKHOLDERS' DEFICIT
Preferred stock, Series B, $.001 par value, 1,000,000 authorized	-	-

Common stock, $.001par value; 50,000,000 shares authorized; 7,646,960 shares issued and outstanding as of September 30, 2006 and 2,721,344 as of 31-Dec-05	7,647	2,721
Additional paid-in capital	7,014,104	612,751

Deficit accumulated during the development stage	(8,850,117)	(5,311,366)

Foreign currency translation	717	-

TOTAL STOCKHOLDERS' DEFICIT	(1,827,649)	(4,695,894)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,014,192	$368,790
1,000,000 authorized	-	-

Common stock, $.001par value; 50,000,000 shares authorized; 7,646,960 shares issued and outstanding as of September 30, 2006 and 2,721,344 as of December 31, 2005	7,647	2,721
Additional paid-in capital	7,014,104	612,751

Deficit accumulated during the development stage	(8,850,117)	(5,311,366)

Foreign currency translation	717	-

TOTAL STOCKHOLDERS' DEFICIT	(1,827,649)	(4,695,894)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,014,192	$368,790

See accompanying notes to the consolidated financial statements.

SWEETSKINZ HOLDINGS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Cumulative from December 20, 1999 (Inception) to September 30,	Three Months Ended September 30,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
	2006	2006	2005	2006	2005
SALES	$30,818	$2,606	$228	$2,690	$655

COST OF SALES	21,790	1,206	104	1,221	237

GROSS PROFIT	9,028	1,400	124	1,469	418

COSTS AND EXPENSES
Consulting	483,998	40,706	31,012	262,255	75,870
Legal expenses	329,296	79,635	10,000	218,956	13,069
Research and development	1,923,519	54,769	69,633	155,871	128,641
Officers' salaries	490,869	155,383	-	350,533	-
Rent	699,720	33,385	24,830	89,156	81,830
Selling, general and administrative expenses	2,646,090	462,959	156,561	1,111,368	288,600
	6,573,492	826,837	292,036	2,188,139	588,010

LOSS FROM OPERATIONS	(6,564,464)	(825,437)	(291,912)	(2,186,670)	(587,592)

OTHER INCOME (EXPENSE)
Interest income	37,442	21,765	-	37,394	-
Gain on extinguishment of debt	12,360	-	-	12,360	-
Interest expense	(2,335,455)	(102,006)	(69,487)	(1,401,835)	(251,839)
	(2,285,653)	(80,241)	(69,487)	(1,352,081)	(251,839)

NET LOSS	(8,850,117)	(905,678)	(361,399)	(3,538,751)	(839,431)

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	717	717	-	717	-

COMPREHENSIVE LOSS	$(8,849,400)	$(904,961)	$(361,399)	$(3,538,034)	$(839,431)

BASIC AND DILUTED NET LOSS PER COMMON SHARE		$(0.12)	$(0.13)	$(0.52)	$(0.31)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING		7,646,960	2,721,344	6,451,800	2,721,344

See accompanying notes to the consolidated financial statements.

SWEETSKINZ HOLDINGS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

				Deficit
				Accumulated
	Common		Additional	During the	Foreign
	Stock		Paid-in	Development	Currency
	Shares	Amount	Capital	Stage	Translation	Total

Issuance of initial 1 share on December 20, 1999	1	$-	$-	$-	$-	$-
Net loss for the period ended December 31, 1999	-	-	-	(633)	-	(633)

Balance at December 31, 1999	1	-	-	(633)	-	(633)

Issuance of options for services	-	-	9,503	-	-	9,503
Net loss for the year ended December 31, 2000	-	-	-	(438,023)	-	(438,023)

Balance at December 31, 2000	1	-	9,503	(438,656)	-	(429,153)

Issuance of common stock	2,721,343	2,721	312,279	-	-	315,000
Issuance of options for services	-	-	138,605	-	-	138,605
Net loss for the year ended December 31, 2001	-	-	-	(1,164,346)	-	(1,164,346)

Balance at December 31, 2001	2,721,344	2,721	460,387	(1,603,002)	-	(1,139,894)

Issuance of options for services	-	-	97,141	-	-	97,141
Net loss for the year ended December 31, 2002	-	-	-	(762,014)	-	(762,014)

Balance at December 31, 2002	2,721,344	2,721	557,528	(2,365,016)	-	(1,804,767)

Issuance of options for services	-	-	30,356	-	-	30,356
Net loss for the year ended December 31, 2003	-	-	-	(795,741)	-	(795,741)

Balance at December 31, 2003	2,721,344	2,721	587,884	(3,160,757)	-	(2,570,152)

Issuance of options for services	-	-	18,867	-	-	18,867
Net loss for the year ended December 31, 2004	-	-	-	(819,169)	-	(819,169)

Balance at December 31, 2004	2,721,344	2,721	606,751	(3,979,926)	-	(3,370,454)

Issuance of options for services	-	-	6,000	-	-	6,000
Net loss for the year ended December 31, 2005	-	-	-	(1,331,440)	-	(1,331,440)

Balance at December 31, 2005 (Audited)	2,721,344	2,721	612,751	(5,311,366)	-	(4,695,894)

Issuance of common stock at merger	2,535,295	2,536	(2,536)		-	-
Assets and liabilities acquired in merger			(5,404)		-	(5,404)
Conversion of convertible notes to equity	2,186,196	2,186	4,114,094	-	-	4,116,280
Deferred finance charges on 5% convertible debentures	-	-	971,000	-	-	971,000
Discount on warrants	-	-	971,000	-	-	971,000
Issuance of common stock for services	204,125	204	203,921	-	-	204,125
Issuance of options for employee services	-	-	149,278	-	-	149,278
Foreign currency translation	-	-	-	-	717	717
Net loss for the nine months ended September 30, 2006	-	-	-	(3,538,751)	-	(3,538,751)

Balance at September 30, 2006 (Unaudited)	7,646,960	$7,647	$7,014,104	$(8,850,117)	$717	$(1,827,649)

See accompanying notes to the consolidated financial statements.

SWEETSKINZ HOLDINGS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Cumulative from December 20, 1999 (Inception) to September 30, 2006	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,850,117)	$(3,538,751)	$(839,431)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	257,889	60,136	43,846
Amortization of deferred financing costs included in interest expense	64,733	64,733	-
Discount on warrants issued with 5% convertible debentures	971,000	971,000	-
Accrued interest converted to equity	789,529	80,735	-
Interest expense on conversion of convertible notes to 5% convertible debentures	194,191	194,191	-
Assets and liabilities acquired in merger	(5,404)	(5,404)
Loss on disposal of fixed assets	75,943	59,369	-
Patent and trademark impairment	66,473	6,169	-
Stock issued for compensation	204,125	204,125	-
Stock options issued for compensation	449,750	149,278	6,000
Increase in assets
Short term investments	(1,018,695)	(1,018,695)	-
Accounts receivable	(1,919)	(1,405)	-
Inventory	(328,035)	(328,035)	-
Other current assets	(14,246)	(14,246)	-
Deposits	(12,690)	(5,240)	(7,542)
Decrease in liabilities
Accounts payable and accrued expenses	552,040	213,743	141,564

Net cash used in operating activities	(6,605,433)	(2,908,297)	(655,563)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(500,033)	(165,113)	(57,808)
Patent and trademark expenditures	(150,906)	(26,415)	(8,380)

Net cash used in investing activities	(650,939)	(191,528)	(66,188)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	315,000	-	-
Proceeds (repayment) from stockholder loans	-	(100,378)	(12,827)
Proceeds from long-term debt	375,000	-	-
Repayment of long-term debt	(396,201)	(11,508)	(241,352)
Repayment of capital lease	(1,415)	(1,415)	-
Proceeds from convertible notes	4,153,853	303,000	1,006,340
Proceeds from 5% convertible debentures	3,112,500	3,112,500	-

Net cash provided by financing activities	7,558,737	3,302,199	752,161

Effect of foreign exchange on cash	588	588	-

NET INCREASE IN CASH AND CASH EQUIVALENTS	302,953	202,962	30,410

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	-	99,991	41,440

CASH AND CASH EQUIVALENTS - END OF PERIOD	$302,953	$302,953	$71,850

See accompanying notes to the consolidated financial statements.

SWEETSKINZ HOLDINGS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS (contd.)
(UNAUDITED)

	Cumulative from December 20, 1999 (Inception) to September 30, 2006	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$238,494	$13,669	$82,787

Non-cash investing activities:
Notes payable issued for equipment	$76,054	$-	$-

Capital leases issued for equipment	$8,707	$8,707	$-

Common stock issued at merger	$2,536	$2,536	$-

Deferred finance charges for 5% convertible debentures	$971,000	$971,000	$-

Conversion of notes payable and accrued interest to equity	$4,116,280	$4,116,280	$-

Conversion of notes payable to 5% convertible debentures	$1,021,293	$1,021,293	$-

See accompanying notes to the consolidated financial statements.

SWEETSKINZ HOLDINGS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentations

Te accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006. The unaudited financial statements should be read in conjunction with the financial statements and footnotes thereto included in the Sweetskinz Holdings, Inc.’s (“the Company’s”) audited financial statements for the years ended December 31, 2005 and 2004.

Nature of Business

Sweetskinz Holdings, Inc. is the holding company for Sweetskinz, Inc. and Sweetskinz (Thailand) Co., Ltd. Sweetskinz, Inc. is based in the United States and is developing the rubber membrane technology. Sweetskinz (Thailand) Co., Ltd. (“SS Thailand”) manufactures bicycle tires and ships them to the United States for distribution. It was incorporated on July 25, 2006.

Merger

Sweetskinz Holdings, Inc., formerly known as Nupro Innvoations, Inc. (“SKNZ”), an inactive public shell company, acquired Sweetskinz, Inc. through its wholly owned subsidiary, effective April 7, 2006.

Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by Sweetskinz, Inc. for the net monetary assets of SKNZ, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange will be identical to that resulting from a reverse acquisition, except no goodwill will be recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, SKNZ, are those of the legal acquiree, Sweetskinz, Inc., which is considered to be the accounting acquirer. The Company’s common stock and each outstanding option or warrant to purchase a share, shall be deemed cancelled and converted into .5311155 shares of common stock of SKNZ with a par value of $.001. The aggregate number of shares of SKNZ common stock and the aggregate number of replacement options issued to the Sweetskinz, Inc. stockholders as of the closing date, approximates seventy three and four tenths percent (73.4%) of the outstanding SKNZ common stock on a fully diluted basis, exclusive of options outstanding under SKNZ Omnibus Stock Plan. The stockholders’ equity has been retroactively restated for the equivalent number of shares received on the reverse acquisition.

SWEETSKINZ HOLDINGS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reporting Currency

SS Thailand’s functional currency is the Baht (“THB”), however, the reporting currency is the United States dollar (“USD”).

Foreign Currency Translation

Assets and liabilities of SS Thailand have been translated using the exchange rate at the balance sheet date. The average exchange rate for the period has been used to translate revenues and expenses. Translation adjustments are reported separately and accumulated in a separate component of equity (foreign currency translation).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Sweetskinz Holdings, Inc., its wholly-owned subsidiary, Sweetskinz, Inc. and its 99.98% owned subsidiary, Sweetskinz (Thailand) Co., Ltd. All inter-company transactions have been eliminated in consolidation.

New Accounting Pronouncement

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006 (in fiscal year 2007) and the provisions of FIN 48 will be applied to all tax positions under Statement No. 109 upon initial adoption. The cumulative effect of applying the provisions of this interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The Company is currently evaluating the potential impact of FIN 48 on its consolidated financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB No. 108”). SAB No. 108 addresses the process and diversity in practice of quantifying financial statement misstatements resulting in the potential build up of improper amounts on the balance sheet. We will be required to adopt the provisions of SAB No. 108 in fiscal 2007. The Company is currently evaluating the impact on the consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, (“SFAS No. 157”). SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of SFAS No. 157 relate to the definition of fair value, the methods used to measure value, and the expanded disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the impact on the consolidated financial statements.

Comprehensive Income

Total comprehensive income is presented in the Consolidated Statements of Operations and Comprehensive Income.

SWEETSKINZ HOLDINGS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses and experienced negative cash flow during the development stage, however is in the early stages of product production at September 30, 2006. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company is in the development stage at September 30, 2006. Successful completion of the Company’s development program and, ultimately the attainment of profitable operations is dependant upon future events, including obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company’s cost structure. However, there can be no assurances that the Company will be able to secure additional equity investment or achieve an adequate sales level.

NOTE 3 - SHORT-TERM INVESTMENTS

Short-term investments consist of a certificate of deposit having a term of less than one year, plus accrued interest. The certificate of deposit bears interest at the rate of 5.05% per annum. On October 23, 2006, $500,000 of the certificate of deposit was redeemed.

NOTE 4 - PATENTS

The Company continues to apply for patents. Accordingly, costs associated with the registration of these patents have been capitalized and are amortized on a straight-line basis over the estimated lives of the patent (15 years). During the nine months ended September 30, 2006 and 2005, additional capitalized patent costs incurred amounted to $26,415 and $8,380. Amortization expense for patents was $911 and $492 for the nine months ended September 30, 2006 and 2005. Amortization expense for patents was $534 and $164 for the three months ended September 30, 2006 and 2005.

NOTE 5 - INCOME TAXES

There is no income tax benefit for the losses for the nine months ended September 30, 2006 and 2005, since management has determined that the realization of the net deferred tax asset is not assured and has created a valuation allowance for the entire amount of such benefits.

SWEETSKINZ HOLDINGS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 6 - DEBENTURES AND WARRANTS

In May 2006, the Company completed a private placement offering of 78.25 $50,000 units to accredited investors for an aggregate purchase price of $3,912,500.  Each unit consisted of a 5% $50,000 five year convertible senior secured debenture (the “Debenture”) and 50,000 common stock purchase warrants.  Each warrant (“Warrant”) is exercisable for a period of three years at an exercise price of $1.15 per share.  Certain of these investors provided $800,000 in bridge loans (out of the above total of $3,912,500) to the Company prior to the closing of the private placement.  In consideration therefore, such investors were entitled to invest in the private placement at a discounted price.  These investors received 1,021,293 units for their $800,000 investment.  As a consequence, the Company has outstanding $4,133,793 Debentures and 4,133,793 Warrants.

The registration statement was not declared effective within the 135 day period commencing on May 15, 2006 (which would be September 27, 2006) and the Company is at risk for additional partial liquidated damages. The filing was not declared effective as of September 27, 2006, therefore the partial liquidated damages liability is $62,007, payable in cash or common shares to the debenture holders (at the rate of 1.5%) for every 30 day period for which the filing is not effective. As of January 5, 2007, the filing has not yet been deemed effective.

The Company has determined that a beneficial conversion right exists with respect to the common stock purchase warrants attached to the Debentures. In accordance with Emerging Issues Task Force (“EITF”) 00-27, Application of Issue No. 98-5 Certain Convertible Instruments, the Company has allocated $971,000 of the proceeds to the warrants, based on the relative fair value of the warrants. The Company will amortize the $971,000 discount due to the attached warrants on a pro-rata basis over five years, the term of the debentures. If the debentures are converted prior to maturity, the Company will expense the remaining unamortized portion of the discount due to the attached warrants. At September 30, 2006, the unamortized portion of the conversion options recognized as a reduction to the carrying amount of convertible debt amounted to $906,267. The Company has also recognized the intrinsic value of the beneficial conversion feature at $971,000, which has been recognized as a reduction to the carrying amount of the convertible debt and an addition to paid-in capital. Since the debentures are convertible immediately at the option of the holder, the Company immediately amortized the entire $971,000 discount on debt due to the beneficial conversion feature to financing expense.

NOTE 7 - EQUITY

Common Stock

During the second quarter of 2006, the Company issued 204,125 shares of common stock in return for services valued at $204,125.

On April 7, 2006, the Company issued 2,535,295 shares of common stock to the shareholders of Sweetskinz, Inc. as a result of the merger. In conjunction with the merger, the Company acquired cash of $1,349 and payables of $6,753 from Sweetskinz Holdings, Inc.

Stock Options

In April 2006, in conjunction with an employment agreement, the Company granted options to purchase 750,000 shares to its Chief Executive Officer at an exercise price of $1.00 per share, expiring 10 years from the issue date. The options vest 1/12 per quarter over a three year period. The options were valued at $408,000.

In April 2006, in conjunction with an employment agreement, the Company granted options to purchase 250,000 shares to its Chairman of the Board at an exercise price of $1.00 per share, expiring 10 years from the issue date. The options vest 1/12 per quarter over a three year period. The options were valued at $138,000.

SWEETSKINZ HOLDINGS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 7 - EQUITY (Continued)

In May 2006, in conjunction with an employment agreement, the Company granted options to purchase 225,000 shares to its Chief Financial Officer at an exercise price of $1.00 per share, expiring 10 years from the issue date. The options vest 1/12 per quarter over a three year period. The options were valued at $126,000.

In June 2006, the Company granted options to purchase 152,500 to various employees and board members at an exercise price of $1.00 per share, expiring 10 years from the issue date. The options for the board members vest immediately, and the employee options vest 1/12 per quarter over a three year period. The options were valued at $86,000.

In June 2006, as compensation for serving as the placement agent, the Company granted options to purchase 200,000 units to its placement agent, each unit consisting of (i) one share of common stock and (ii) a warrant to purchase one share of common stock at an exercise price of $1.15 per share. The unit purchase option is exercisable for $1 per unit commencing at the earlier of 90 days from the effectiveness of the registration statement registering the shares underlying the unit purchase options or one year from their date of grant. The options were valued at $78,000 and the warrants were valued at $67,000. Additionally, the Company is to pay the placement agent an amount equal to 4% of the gross amount realized by the Company, if any, upon the exercise of the warrants. The maximum amount that would be payable to the placement agent, under this arrangement, is $190,154.

In June 2006, the Company entered into an agreement with the placement agent, whereby the Company shall pay the placement agent 7% of the gross purchase price for equity or equity linked debt securities that are issued to a placement agent investor and cash is received by the Company (“Closing Date”). The maximum amount that would payable under this arrangement is $332,770. In addition, the Company shall issue to the placement agent common stock purchase warrants to purchase 7% of the aggregate common stock issued on the Closing Date at an exercise price per Warrant equal to the price of the common stock on such Closing Date. If different classed of securities are issued in the form of a Unit, then the placement agent shall be issued a Unit purchase option equal to 7% of the aggregate Units issued at an exercise price per Unit equal to the price of the Unit on such Closing Date. These warrants have been valued at $98,000.

In June 2006, as compensation for identifying investors, the Company granted options to purchase 26,719 units to a shareholder, each unit consisting of (i) one share of common stock and (ii) a warrant to purchase one share of common stock at an exercise price of $1.15 per share. The unit purchase option is exercisable for $1 per unit commencing at the earlier of 90 days from the effectiveness of the registration statement registering the shares underlying the unit purchase options or one year from their date of grant. The options were valued at $10,000 and the warrants were valued at $9,000.

In September 2006, in conjunction with an employment agreement, the Company granted options to purchase 40,000 shares to its Vice President of Sales at an exercise price of $1.00 per share, expiring 10 years from the issue date. The options vest 1/12 per quarter over a three year period. The options were valued at $12,000.

SWEETSKINZ HOLDINGS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 8 - STOCK BASED COMPENSATION

In December 2004, the FASB issued SFAS 123 (revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values at the date of grant. Pro forma disclosure is no longer an alternative.

On January 1, 2006, the Company adopted SFAS 123(R) using the modified prospective method as permitted under SFAS 123(R). Under this transition method, compensation cost recognized in the second quarter of 2006 includes compensation cost for all share-based payments granted prior to but not yet vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123. In accordance with the modified prospective method of adoption, the Company’s results of operations and financial position for prior periods have not been restated.

The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award, with the following assumptions: no dividend yield, expected volatility of 34%, risk-free interest rate ranging from 4.5% to 5.25% and expected option life of ten years.

During the nine months ended September 30, 2006, the stock-based compensation expense as a result of the adoption of SFAS 123(R) was $149,278. As of September 30, 2006, the unrecognized compensation expense related to non-vested market-based share awards was $620,722.

Prior to December 31, 2005, the Company followed the provisions of SFAS No. 123, Accounting for Stock-Based Compensation. The provisions of SFAS No. 123 allowed companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), but disclose the pro forma effects on net income had the fair value of the options been expensed. The Company elected to apply APB 25 in accounting for its stock option incentive plans.

In accordance with APB 25 and related interpretations, compensation expense for stock options was recognized in income based on the excess, if any, of the quoted market price of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire the stock. Generally, the exercise price for stock options granted to employees was equal to the fair market value of the Company’s common stock at the date of grant, thereby resulting in no recognition of compensation expense by the Company prior to December 31, 2005.

SWEETSKINZ HOLDINGS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 8 - STOCK BASED COMPENSATION (Continued)

Had compensation cost for the Company’s stock option plans been determined based on the fair value method set forth in SFAS No. 123 during the prior year, the Company’s net loss and basic and diluted net loss per common share would have been changed to the pro forma amounts indicated below:

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005

Net loss as reported	$361,399	$839,431
Less: Total stock-based employee compensation expense
determined under fair value based method for all awards	123,703	371,109

Pro forma net loss	$485,102	$1,210,540

Net loss per share:
Basic and diluted - as reported	$0.13	$0.31
Basic and diluted - pro forma	$0.18	$0.44

The following tables summarize all employee stock option activity of the Company since December 31, 2005:

	Employee Stock Options Outstanding
			Weighted Average
	Number	Exercise	Exercise
	of Shares	Price	Price

Outstanding, December 31, 2005	1,736,143	$1.00	$1.00

Granted	1,417,500	$1.00	$1.00
Exercised	-	-	-
Canceled	-	-	-

Outstanding, September 30, 2006	3,153,643	$1.00	$1.00

Exercisable, September 30, 2006	1,913,435	$1.00	$1.00

	Employee Stock Options Outstanding
Exercise Price	Number Outstanding Currently Exercisable at September 30, 2006	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price of Options Currently Excercisable

$1.00	1,913,435	7.91 years	$1.00

In addition to options granted to employees, the Company issued non-statutory stock options pursuant to contractual agreements to non-employees. Options granted under the agreements are expensed when the related service or product is provided.

SWEETSKINZ HOLDINGS, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 8 - STOCK BASED COMPENSATION (Continued)

The following tables summarize all non-employee stock option activity of the Company since December 31, 2005:

	Non-Employee Stock Options Outstanding
			Weighted Average
	Number	Exercise	Exercise
	of Shares	Price	Price

Outstanding, December 31, 2005	159,585	$1.00	$1.00

Granted	453,438	$1.00 to $1.15	$1.06
Exercised	-	-	-
Canceled	-	-	-

Outstanding, September 30, 2006	613,023	$1.00 to $1.15	$1.06

Exercisable, September 30, 2006	159,585	$1.00	$1.00

	Non-Employee Stock Options Outstanding
Exercise Price	Number Outstanding Currently Exercisable at September 30, 2006	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price of Options Currently Excercisable

$1.00	159,585	8.75 years	$1.00

NOTE 9 - RELATED PARTY TRANSACTIONS

The Company maintains a lease for office space with a stockholder. The lease was terminated effective December 31, 2006. Rent expense related to this stockholder for the three and nine months ended September 30, 2006 was $19,200 and $57,800, and $19,500 and $76,500 during the three and nine months ended September 30, 2005.

The Company also paid $53,124 to a consulting entity owned by the Chief Executive Officer, during the nine months ended September 30, 2006.

To the Board of Directors
SweetskinZ, Inc..
Philadelphia, Pennsylvania

We have audited the accompanying balance sheets of SweetskinZ, Inc. (a development stage company) as of December 31, 2005 and 2004 and the related statements of operations, stockholder’s deficit and cash flows for the years then ended and for the period December 20, 1999 (date of inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SweetskinZ, Inc. as of December 31, 2005 and 2004 and results of its operations and its cash flows for the years then ended and for the period December 20, 1999 (date of inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage at December 31, 2005. As discussed in Note 2 to the financial statements, successful completion of the Company’s development program and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company’s cost structure. These factors raise substantial doubt about the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ MORISON COGEN LLP

Bala Cynwyd, Pennsylvania
February 27, 2006

SWEETSKINZ, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	December 31,	December 31,
	2005	2004
ASSETS

CURRENT ASSETS
Cash and equivalents	$99,991	$41,440
Accounts receivable	514	-

TOTAL CURRENT ASSETS	100,505	41,440

PROPERTY AND EQUIPMENT, Net	198,433	188,336

OTHER ASSETS
Deposits	7,450	-
Patents and trademarks, net	62,402	84,586

TOTAL OTHER ASSETS	69,852	84,586

TOTAL ASSETS	$368,790	$314,362

LIABILITIES AND STOCKHOLDER'S DEFICIT

CURRENT LIABILITIES
Convertible notes payable	$3,850,853	$2,466,763
Current portion of long-term debt	15,088	282,756
Accounts payable and accrued expenses	338,297	303,806
Accrued interest	708,795	496,894
Loan payable, stockholder	100,378	107,413

TOTAL CURRENT LIABILITIES	5,013,411	3,657,632

LONG-TERM DEBT, Net of current portion	51,273	27,184

CONTINGENCY	-	-

TOTAL LIABILITIES	5,064,684	3,684,816

STOCKHOLDER'S DEFICIT

Common stock, no par; 20,000,000 shares authorized;
5,123,878 shares issued and outstanding	615,472	609,472

Deficit accumulated during the development stage	(5,311,366)	(3,979,926)

TOTAL STOCKHOLDER'S DEFICIT	(4,695,894)	(3,370,454)

TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT	$368,790	$314,362

The accompanying notes are an integral part of these financial statements.

SWEETSKINZ, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

	Cumulative from December 20, 1999 (Inception) to December 31, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004

SALES	$28,128	$1,070	$2,651

COST OF SALES	20,569	423	1,812

GROSS PROFIT	7,559	647	839

COSTS AND EXPENSES
Research and development	1,767,648	368,813	220,198
Rent	610,564	114,551	97,000
Selling, general and administrative expenses	2,007,141	543,961	267,857
	4,385,353	1,027,325	585,055

LOSS FROM OPERATIONS	(4,377,794)	(1,026,678)	(584,216)

OTHER INCOME (EXPENSE)
Interest income	48	47	1
Interest expense	(933,620)	(304,809)	(234,954)
	(933,572)	(304,762)	(234,953)

NET LOSS	$(5,311,366)	$(1,331,440)	$(819,169)

BASIC AND DILUTED NET LOSS PER
COMMON SHARE		$(0.26)	$(0.16)

BASIC AND DILUTED WEIGHTED AVERAGE
COMMON SHARES OUTSTANDING		5,123,878	5,123,878

The accompanying notes are an integral part of these financial statements.

SWEETSKINZ, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS’ DEFICIT

			Deficit
			Accumulated
	Common		During the
	Stock		Development
	Shares	Amount	Stage	Total

Issuance of initial 1 share on December 20, 1999	1	$-	$-	$-
Net loss for the period ended December 31, 1999	-	-	(633)	(633)

Balance at December 31, 1999	1	-	(633)	(633)

Issuance of options for services	-	9,503	-	9,503
Net loss for the year ended December 31, 2000	-	-	(438,023)	(438,023)

Balance at December 31, 2000	1	9,503	(438,656)	(429,153)

Issuance of common stock	5,123,877	315,000	-	315,000
Issuance of options for services	-	138,605	-	138,605
Net loss for the year ended December 31, 2001	-	-	(1,164,346)	(1,164,346)

Balance at December 31, 2001	5,123,878	463,108	(1,603,002)	(1,139,894)

Issuance of options for services	-	97,141	-	97,141
Net loss for the year ended December 31, 2002	-	-	(762,014)	(762,014)

Balance at December 31, 2002	5,123,878	560,249	(2,365,016)	(1,804,767)

Issuance of options for services	-	30,356	-	30,356
Net loss for the year ended December 31, 2003	-	-	(795,741)	(795,741)

Balance at December 31, 2003	5,123,878	590,605	(3,160,757)	(2,570,152)

Issuance of options for services	-	18,867	-	18,867
Net loss for the year ended December 31, 2004	-	-	(819,169)	(819,169)

Balance at December 31, 2004	5,123,878	609,472	(3,979,926)	(3,370,454)

Issuance of options for services	-	6,000	-	6,000
Net loss for the year ended December 31, 2005	-	-	(1,331,440)	(1,331,440)

Balance at December 31, 2005	5,123,878	$615,472	$(5,311,366)	$(4,695,894)

The accompanying notes are an integral part of these financial statements.

SWEETSKINZ, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

	Cumulative from December 20, 1999 (Inception) to December 31, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,311,366)	$(1,331,440)	$(819,169)
Adjustments to reconcile net income (loss)
to net cash provided by (used in) operating activities
Depreciation and amortization	197,752	64,610	51,133
Loss on disposal of fixed assets	16,574	-	-
Patent and trademark impairment	60,304	44,642	-
Stock options issued for compensation	300,472	6,000	18,867
(Increase) decrease in assets
Accounts Recievable	(514)	(514)	113
Prepaid expenses	-	-	1,095
Deposits	(7,450)	(7,450)	-
Increase in liabilities
Accounts payable and accrued expenses	1,047,093	246,394	173,076

Net cash used in operating activities	(3,697,135)	(977,758)	(574,885)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(334,921)	(34,465)	(38,997)
Patent and trademark expenditures	(124,490)	(23,115)	(29,323)

Net cash used in investing activities	(459,411)	(57,580)	(68,320)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	315,000	-	-
Proceeds (repayment) from stockholder loans	100,378	(7,035)	20,838
Proceeds from long-term debt	375,000	-	15,000
Repayment of long-term debt	(384,694)	(283,166)	(101,527)
Proceeds from convertible notes payable	3,850,853	1,384,090	743,900

Net cash provided by financing activities	4,256,537	1,093,889	678,211

NET INCREASE IN CASH AND
CASH EQUIVALENTS	99,991	58,551	35,006

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	-	41,440	6,434

CASH AND CASH EQUIVALENTS - END OF PERIOD	$99,991	$99,991	$41,440

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION
Cash paid during the year for:
Interest	$224,825	$92,908	$75,232

Non-cash investing activities:
Notes payable issued for equipment	$76,054	$39,587	$36,467

The accompanying notes are an integral part of these financial statements.

SWEETSKINZ, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business

SweetskinZ, Inc. (the “Company”), a Pennsylvania Subchapter S corporation, was incorporated in December 1999 for the purpose of originating and manufacturing ultra-light, highly durable, screen-printed rubber membranes that are infused with reflective beads. The resulting products are reflective and patterned semi-finished goods which can be permanently bonded to any type of pneumatic tire surface during the manufacturing process. The Company is in the development stage and has been devoting most of its efforts into developing proprietary technology, marketing and raising capital. The Company follows Statement of Financial Accounting Standard (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises”.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates based on management’s knowledge and experience. Accordingly, actual results could differ from those estimates.

Comprehensive Income

The Company follows the Statement SFAS No. 130, “Reporting Comprehensive Income.” Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income, comprehensive income (loss) is equal to net income (loss).

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, short-term receivables, payables, accrued expenses. The carrying values of cash and cash equivalents, short-term receivables, payables and accrued expenses approximate fair value because of their short maturities.

The carrying value of the notes payable approximates fair value since the interest rates of the notes payable approximate the current market interest rate.

Concentration of Credit Risk

Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of cash. The Company places its temporary cash investments with high credit quality financial institutions to limit its credit exposure.

Cash Equivalents

The Company considers all short-term securities purchased with a maturity of six months or less to be cash equivalents.

SWEETSKINZ, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable

The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been established. If accounts become uncollectible, they will be charged to operations when that determination is made.

Depreciation

The cost of property and equipment is depreciated over the estimated useful lives of the related assets. The cost of leasehold improvements is amortized over the lesser of the length of the related leases or the estimated useful lives of the assets. Depreciation is computed using the straight-line method. The estimated useful lives are as follows:

Computer Equipment	5 years
Furniture	7 years
Leasehold Improvements	15 years
Manufacturing Equipment	7 years
Molds	7 years
Office Equipment	7 years
Vehicles	5 years

Patents and trademarks

Cost of patents and trademarks are capitalized and amortized over an estimated useful life of 15 years. Amortization of patents and trademarks was $655 and $0 for the year ended December 31, 2005 and 2004.

Revenue Recognition

Revenue will be earned from sales of tires. In accordance with the SEC’s Staff Accounting Bulletin No. 104 (SAB 104) “Revenue Recognition,” the Company recognizes revenue when persuasive evidence of a customer arrangement exists or acceptance occurs, receipt of goods or services by customer occurs, the price is fixed or determinable, and the sales revenues are considered collectible.

Income Taxes

Sweetskinz, Inc. has elected, for federal and state income tax purposes, to be taxed as a small business S corporation. Accordingly, no provision for income taxes has been provided for in the accompanying financial statements as any taxable income or loss will be included in the shareholders’ income for federal and state income tax purposes.

Advertising Costs

Advertising costs are expensed as incurred.

Research and Development Costs

Research and development costs are expensed when incurred.

SWEETSKINZ, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Per Share

The Company follows SFAS No. 128, “Earnings Per Share” resulting in the presentation of basic and diluted earnings per share. Since the Company reported a net loss for 2005 and 2004, common stock equivalents, including stock options and convertible debt were anti-dilutive; therefore, the amounts reported for basic and diluted loss per share were the same.

Recently Issued Accounting Pronouncements

In December 2004, the FASB revised SFAS 123, “Accounting for Stock-Based Compensation” to require all companies to expense the fair value of employee stock options. SFAS 123R is effective for the first period ending after December 15, 2005 for a small business issuer.

Recoverability of Long Lived Assets

The Company follows SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“Statement 144”). Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the excess of the asset’s carrying amount. Fair value of the asset and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. The Company recorded a loss on impairment of $44,642 and $0 during the years ended December 31, 2005 and 2004.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses and experienced negative cash flow during the development stage. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company is in the development stage at December 31, 2005. Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations are dependent upon future events, including obtaining adequate financing to fulfill its development activities and achieving a level of revenue adequate to support the Company’s cost structure. However, there can be no assurances that the Company will be able to secure the necessary financing/equity.

SWEETSKINZ, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 3- PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	December 31, 2005	December 31, 2004

Computer equipment	$27,515	$24,103
Furniture	5,159	3,308
Leasehold Improvements	73,016	73,016
Manufacturing Equipment	107,259	93,018
Molds	42,451	42,451
Office Equipment	10,964	9,404
Vehicles	119,751	66,762
	386,115	312,062
Less: Accumulated depreciation and amortization	(187,682)	(123,726)

	$198,433	$188,336

Related depreciation and amortization expense for the years ended December 31, 2005 and 2004 was $63,955 and $50,661.

NOTE 4 - NOTES PAYABLE

	2005	2004

Demand note payable bearing interest at 12%	$-	25,000

Installment note payable in monthly installments of $689 per month, including interest at 3.9%, through July 2009, secured by assets
with a net asset value of $23,013	27,791	34,940

Installment note payable in monthly installments of $850 per month, including interest at 10.19%, through August 2010, secured by
assets with a net asset value of $43,191	38,570	-

Note payable bearing interest at 12%, due in 2005, collateralized
by the building owned by the stockholder and leased to the company	-	250,000

Total debt obligations	66,361	309,940

Less: Current Portion	(15,088)	(282,756)

Debt obligations, net of current portion	$51,273	$27,184

SWEETSKINZ, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 5 - CONVERTIBLE NOTES PAYABLE

Notes payable consist of various notes issued to individuals from November, 2001 through December, 2005. The notes are convertible into shares of the company at $1 per share, which is the estimated fair value. The notes bear interest at the rate of 8% to 12%. All of the notes are unsecured except for a $500,000 and $15,000 note payable. The $500,000 note payable is collateralized by all of the assets of the company and the sole stockholder’s shares of common stock. A note payable in the amount of $15,000 is collateralized by assets having a net book value of $27,183 at December 31, 2005. The notes payable are conventional convertible debt instruments within the meaning of Emerging Issue Task Force No. 00-19.

NOTE 6 - LOAN PAYABLE STOCKHOLDER

The sole stockholder of the company has financed the losses of the company from inception. At December 31, 2005 and 2004, the company owed the stockholder $100,378 and $107,413. The loan from the stockholder does not have a stated interest rate or due date.

NOTE 7 - EQUITY

Stock Options

From time to time, the Board of Directors of the Company may issue stock options to purchase its common stock to parties other than employees and directors. Stock options may be issued as an incentive to help the Company achieve its goals, or in consideration for cash or services rendered to the Company, or a combination of the above. The exercise price is at fair value which has been estimated at $1.

The following options were granted to officers and employees at an exercise price of $1 per share, expiring in 2015, during the year ended December 31,

Year	Option Shares

2000	127,500
2001	352,500
2002	229,141
2003	992,362
2004	890,249
2005	677,112

3,268,864

SWEETSKINZ, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 7 - EQUITY (Continued)

A summary of the stock option transactions for employees during 2005 and 2004 are as follows:

	Option Shares	Vested Shares	Exercise Price Per Common Share
Balance at December 31, 2003	1,701,503	1,701,503	$1.00

Granted/vested during the year	890,249	890,249	1.00
Exercised during the year	-	-	-

Balance at December 31, 2004	2,591,752	2,591,752	1.00

Granted/vested during the year	677,112	677,112	1.00
Exercised during the year	-	-	-

Balance at December 31, 2005	3,268,864	3,268,864	$1.00

Information with respect to employee stock options outstanding and employee stock options exercisable at December 31, 2005 is as follows:

	Employee Stock Options Outstanding
Exercise Price	Number Outstanding Currently Exercisable at December 31, 2005	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price of Options Currently Excercisable

$1.00	3,268,864	4.68 years	$1.00

The Company accounts for stock-based compensation in accordance with SFAS No. 123, Accounting for Stock-Based Compensation," which for employee stock options permits the use of the intrinsic value method described in APB opinion No. 25, “Accounting for Stock Issued to Employees,” and requires the Company to disclose the pro forma effects for accounting for stock-based compensation using the fair value method as described in the optional accounting requirements of SFAS No. 123. As permitted by SFAS No. 123, the Company will continue to account for stock-based compensation under APB Opinion No. 25, under which the Company has recognized no compensation expense for employee granted options.

SWEETSKINZ, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 7 - EQUITY (Continued)

Had compensation cost for the Company's stock option plan been determined based on the fair value of the Company's common stock at the dates of awards under the fair value method of SFAS No. 123, the Company's 2005 and 2004 net loss would have been increased to the pro forma amounts indicated below. In 2005 and 2004 the fair value amounts were estimated using the Black-Scholes options pricing model with the following assumptions: no dividend yield, expected volatility of 60%, risk-free interest rate of approximately 3% to 5% and expected option life of ten to fifteen years.

	2005	2004

Net loss:
As reported	$(1,331,440)	$(819,169)
Pro forma	$(1,826,252)	$(1,487,190)

Loss per share:
As reported	$(0.26)	$(0.16)
Pro forma	$(0.36)	$(0.29)

Effective January 1, 2001, the Company adopted Financial Accounting Standards Board Statement No. 123 (“FAS 123”), “Accounting for Stock-Based Compensation,” which requires compensation cost associated with options issued to other than employees to be valued based on the fair value of the options. The fair value was estimated based on the value of the services performed. An option to purchase one share of common stock for $1 per share was equal to $1 of services performed. Since the Company is a nonpublic entity, this value was considered to be more representative of the fair value than using the Black-Scholes model.

In addition to options granted to employees, the Company issued non-statutory stock options pursuant to contractual agreements to non-employees. Options granted under the agreements are expensed when the related service or product is provided.

SWEETSKINZ, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 7 - EQUITY (Continued)

A summary of non-statutory stock option transactions for non-employees during 2005 and 2004 are as follows:

	Option Shares	Vested Shares	Exercise Price Per Common Share
Balance at December 31, 2003	275,605	275,605	$1.00

Granted/vested during the year	18,867	18,867	1.00
Exercised during the year	-	-	-

Balance at December 31, 2004	294,472	294,472	1.00

Granted/vested during the year	6,000	6,000	1.00
Exercised during the year	-	-	-

Balance at December 31, 2005	300,472	300,472	$1.00

Total expense recognized by the Company during 2005 and 2004 for non-statutory stock options granted during the years was $6,000 and $18,867.

Information with respect to non-statutory stock options outstanding and exercisable at December 31, 2005 is as follows:

	Non-Employee Stock Options Outstanding
Exercise Price	Number Outstanding Currently Exercisable at December 31, 2005	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price of Options Currently Excercisable

$1.00	300,472	9.67 years	$1.00

NOTE 8 - RELATED PARTY TRANSACTIONS

The Company maintains a lease for office space with its sole stockholder. The lease is renewed annually. As of December 31, 2005 and 2004, rent expense related to this stockholder was $105,000 and $97,000.

SWEETSKINZ, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 9 - SUBSEQUENT EVENT

The Company is currently in negotiations to complete a reverse merger with a public shell company. The terms of the merger have not been finalized. Subsequent to the merger, the Company is intending to file a registration statement and raise capital between $4 million and $5.5 million.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors.

Holdings's Certificate of Incorporation permits indemnification to the fullest extent permitted by Delaware law. Holdings' by-laws require Holdings to indemnify any person who was or is an authorized representative of Holdings, and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of Holdings, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Holdings and, with respect to any criminal third party proceeding (including any action or investigation which could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful. Holdings shall also indemnify any person who was or is an authorized representative of Holdings and who was or is a party or is threatened to be made a party to any corporate proceeding by reason of the fact that such person was or is an authorized representative of Holdings, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of Holdings, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Holdings unless and only to the extent that the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which any court shall deem proper. Such indemnification is mandatory under Holdings's by-laws as to expenses actually and reasonably incurred to the extent that an authorized representative of Holdings has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the stockholders. Holdings currently does not maintain a directors and officers liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Holdings pursuant to the foregoing provisions, Holdings has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The estimated expenses of the distribution, all of which are to be borne by us, are as follows. All amounts are estimates except the Securities and Exchange Commission registration fee:

SEC Registration Fee	$230
Printing and Engraving Expenses	$5,000
Accounting Fees and Expenses	$35,000
Legal Fees and Expenses	$50,000
Transfer Agent's Fees and Expenses	$1,500
Miscellaneous	$8,270
Total	$100,000

Item 26. Recent Sales of Unregistered Securities

Set forth below is information regarding the issuance and sales of Holdings’ common stock without registration during the last (3) years. No such sales involved the use of an underwriter.

•
From October 18, 2003 through November 14, 2003, we issued $191,000 of convertible promissory notes to 10 accredited persons on the following terms: (i) all of the notes carried an 8% simple interest rate; (ii) each whole dollar of each note and its accrued interest was convertible into 1 share of Sweetskinz, Inc. common stock.; (iii) two of these notes, with a face value of $136,000, had a terms varying between 0 and 3 years, 10 months and 15 days, and were not secured by any assets of Sweetskinz.; and (iv) eight of these notes, with a total face value of $55,000, had a term of 3 years and were secured by certain equipment of Sweetskinz. None of these notes were paid off. All of the above notes as well as accrued interest on these notes were converted to Sweetskinz, Inc. common stock on September 30, 2006. The issuances of these notes did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof as the purchasers were accredited investors.

•
From November 15, 2003 through May 14, 2004, we issued $364,250 of convertible promissory notes to 11 persons on the following terms: (i) all of the notes carried an 8% simple interest rate; (ii) each whole dollar of each note and its accrued interest was convertible into 1 share of Sweetskinz, Inc. common stock; (iii) two of these notes, with a face value of $17,500, had a term of 3 years and were secured by certain equipment of Sweetskinz; and (iv) nine of these notes, with a total face value of $346,750, had terms varying between 0 and 4.5 years, and were not secured by any assets of Sweetskinz. None of these notes were paid off. All of the above notes as well as accrued interest on these notes were converted to Sweetskinz, Inc. common stock on September 30, 2006. The issuances of these notes did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof as the purchasers were accredited investors.

•
From October 18, 2004 through November 14, 2004, we issued $231,900 of convertible promissory notes to 13 persons on the following terms: (i) all of the notes carried an 8% simple interest rate; (ii) each whole dollar of each note and its accrued interest was convertible into 1 share of Sweetskinz, Inc. common stock.; (iii) three of these notes, with a face value of $30,000, had terms varying between 3 years and 3.25 years, were not secured by any assets of Sweetskinz, and required that interest be paid semi-annually and not accrued; and (iv) ten of these notes, with a total face value of $201,900, had terms varying between 0 and 3 years, and were not secured by any assets of Sweetskinz. None of these notes were paid off. All of the above notes as well as accrued interest on these notes were converted to Sweetskinz, Inc. common stock on September 30, 2006. The issuances of these notes did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof as the purchasers were accredited investors. The individual issuance occurred as follows:

•
From November 15, 2004 through November 14, 2005, we issued $926,839.85 of convertible promissory notes to 45 persons (of whom 3 persons had two notes each) on the following terms: (i) all of the notes carried an 8% simple interest rate; (ii) each whole dollar of each note and its accrued interest was convertible into 1 share of Sweetskinz, Inc. common stock; (iii) thirty-four of these notes, with a face value of $450,239.85, had terms of 3 years, were not secured by any assets of Sweetskinz, and three of the notes totaling $30,000 required that interest be paid semi-annually and not accrued; and (iv) nineteen of these notes, with a total face value of $506,600, had terms varying between approximately 2 years 11 months and 4 years, and were not secured by any assets of Sweetskinz. None of these notes were paid off. All of the above notes as well as accrued interest on these notes were converted to Sweetskinz, Inc. common stock on September 30, 2006. The issuances of these notes did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof as all purchasers were accredited investors. The individual issuances occurred as follows:

Amount	Date
$30,000.00	11/17/2004
$2,000.00	12/15/2004
$50,000.00	12/17/2004
$10,000.00	1/19/2005
$15,000.00	2/10/2005
$400.00	2/23/2005
$10,000.00	3/7/2005
$6,000.00	3/14/2005
$20,000.00	3/15/2005
$330,000.00	3/18/2005
$8,000.00	4/9/2005
$200.00	5/1/2005
$10,000.00	5/11/2005
$15,000.00	5/13/2005
$50,000.00	5/18/2005
$26,239.85	5/22/2005
$10,000.00	5/23/2005
$30,000.00	5/26/2005
$6,000.00	6/1/2005
$10,000.00	6/6/2005
$55,000.00	6/8/2005
$60,000.00	6/10/2005
$1,000.00	6/15/2005
$10,000.00	6/13/2005
$5,000.00	6/17/2005
$10,000.00	6/25/2005
$10,000.00	7/1/2005
$10,000.00	7/21/2005
$10,000.00	9/5/2005
$2,000.00	9/6/2005
$20,000.00	9/1/2005
$10,000.00	9/14/2005
$10,000.00	9/17/2005
$15,000.00	9/18/2005
$30,000.00	9/22/2005
$10,000.00	0/3/2005
$5,000.00	10/6/2005
$10,000.00	10/11/2005
$5,000.00	10/17/2005

•
During the period November 15, 2005 through September 30, 2006, we issued $33,000 of convertible promissory notes to 3 persons on the following terms: (i) all of the notes carried an 8% simple interest rate; (ii) each whole dollar of each note and its accrued interest was convertible into 1 share of Sweetskinz, Inc. common stock; and (iii) all three of these notes had terms varying between 0 and 3 years, and were not secured by any assets of Sweetskinz. None of these notes were paid off. All of the above notes as well as accrued interest on these notes were converted to Sweetskinz, Inc. common stock on September 30, 2006. The issuances of these notes did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof as the purchasers were accredited investors.

•
On May 3, 2006, we completed a private placement offering of 2,066,897 units to accredited investors for an aggregate purchase price of $3,912,500. Each unit consisted of a 5% $50,000 convertible secured debenture and 50,000 common stock purchase warrants. The debentures are convertible into shares of common stock of Holdings at an initial conversion price of $1.00. Each warrant is exercisable for a period of three years at an exercise price of $1.15 per share. In addition we issued a unit purchase option to our placement agent, Oceana Partners LLC, which grants Oceana the right to purchase 200,000 units at a price of $200,000 with each unit consisting of one share of common stock and a warrant to purchase one share of common stock for a three year period from June 13, 2006 at a price of $1.15 per share.

ITEM 27. EXHIBITS

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of September 30, 2006 by and among Sweetskinz Holdings Corp., Sweetskinz Merger Sub, Inc., Sweetskinz, Inc., and Yann Mellet
3.1*	Certificate of Domestication of NuPro Innovations, Inc., dated August 7, 1997
3.2*	Certificate of Incorporation of NuPro Innovations, Inc., dated August 7, 1997
3.3*	Certificate of Amendment of Certificate of Incorporation of NuPro Innovations, Inc., filed December 14, 2005 (changing name to SweetskinZ Holdings, Inc.)
3.4*	Amended Bylaws of the Registrant
4.1	Specimen of Common Stock Certificate
4.2*	Form of Warrant to Purchase SweetskinZ Holdings, Inc. Common Stock
4.3*	Registration Rights Agreement, dated as of May 3, 2006 by and among Sweetskinz Holdings, Inc. and the investors named therein
4.4*	Unit Purchase Option, dated as of June 13, 2006 between Sweetskinz Holdings, Inc. and Oceana Partners LLC
4.5*	5% Secured Convertible Debenture issued by Sweetskinz Holdings, Inc. to the investors to the Securities Purchase Agreement, dated May 3, 2006
5.1	Opinion of Rubin, Bailin, Ortoli LLP with respect to the validity of the shares
10.1*	Andrew Boyland employment agreement, dated February 1, 2006
10.2*	Yann Mellet employment agreement, dated April 6, 2006
10.3*	David Anderson employment agreement, dated May 1, 2006
10.4*	2006 Omnibus Stock Option Plan
10.5*	Securities Purchase Agreement, dated May 3, 2006
10.6*	Security Agreement, dated May 3, 2006
10.7*	Subsidiary Guarantee, dated May 3, 2006
10.8*	Yann Mellet Non-Disclosure/Non-Circumvention Agreement, dated April 6, 2006
10.9*	Oceana Partners LLC Corporate Finance Agreement, dated June 13, 2006
23.1	Consent of Morison Cogen LLP
23.2	Consent of Rubin, Bailin, Ortoli LLP (included in Exhibit 5.1)
* Previously filed as an exhibit to the registration statement file no. 333-135067.

Item 28. Undertakings.

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.; and

(iii) To include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bala Cynwyd, State of Pennsylvania, on January 9, 2007.

SWEETSKINZ HOLDINGS, INC.

/s/ Andrew Boyland
Name: Andrew Boyland
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 9, 2007.

Signature	Title

/s/ Yann Mellet	Chief Technology Officer and Chairman of the Board
Yann Mellet

/s/ David A. Anderson	Chief Financial Officer
David A. Anderson

/s/ Christopher Bartle	Director
Christopher Bartle

/s/ William S. Rosenstadt	Director
William S. Rosenstadt